                                                                     EXHIBIT 2.1

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                            Stock Purchase Agreement

                                     among

                                 Synetic, Inc.

                                      and

                                 David R. Kipp

                                      and

                                 James P. Kipp

                             Dated January 13, 1999





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
                               TABLE OF CONTENTS
                                                                               Page
                                                                               ----
ARTICLE I - THE ACQUISITION .....................................................  2
  SECTION 1.01.  Sale of Company Shares .........................................  2
  SECTION 1.02.  Aggregate Purchase Price .......................................  2
  SECTION 1.03.  Acquisition Taxes ..............................................  6
  SECTION 1.04.  The Closing ....................................................  6
  SECTION 1.05.  Closing Financial Statements ...................................  6

ARTICLE II - DISPOSITION OF THE SHARES AND EARNOUT SHARES AND ADDITIONAL
OBLIGATIONS OF THE PURCHASER AND SELLERS ........................................  9

  SECTION 2.01.  Registration Statement .........................................  9
  SECTION 2.02.  Purchaser Control of the Sale of Shares ........................ 10
  SECTION 2.03.  Shortfall Payment .............................................. 13
  SECTION 2.04.  Required Loans ................................................. 14
  SECTION 2.05.  Letters of Credits ............................................. 15
  SECTION 2.06.  Earnout Registration Statement ................................. 15
  SECTION 2.07.  Purchaser Control of the Sale of Earnout Shares ................ 17
  SECTION 2.08.  Earnout Shortfall Payment ...................................... 18
  SECTION 2.09.  Earnout Loans .................................................. 19
  SECTION 2.10.  Sellers' Non-Shortfall Election ................................ 20
  SECTION 2.11.  Escrow Arrangements ............................................ 21
  SECTION 2.12.  Interpretation ................................................. 21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS ....................... 22

  SECTION 3.01.  Organization, Authority and Qualification of the Company;
  Articles of Incorporation and By-laws ......................................... 22
  SECTION 3.02.  Capitalization ................................................. 23
  SECTION 3.03.  No Conflict; Required Filings and Consents ..................... 24
  SECTION 3.04.  Compliance with Laws ........................................... 24
  SECTION 3.05.  Financial Information; Books and Records ....................... 24
  SECTION 3.06.  No Undisclosed Liabilities ..................................... 25
  SECTION 3.07.  Absence of Certain Changes, Events and Conditions .............. 25
  SECTION 3.08.  Employee Benefit Plans; Labor Matters; Consultants ............. 25
  SECTION 3.09.  Litigation ..................................................... 26
  SECTION 3.10.  Material Contracts ............................................. 27
  SECTION 3.11.  Intellectual Property .......................................... 28
  SECTION 3.12.  Real Property .................................................. 29
  SECTION 3.13.  Assets ......................................................... 31
  SECTION 3.14.  Debt ........................................................... 31
  SECTION 3.15.  Taxes .......................................................... 32
  SECTION 3.16.  Certain Interests .............................................. 33
  SECTION 3.17.  Environmental and Other Permits and Licenses; Related Matters... 34
  SECTION 3.18.  Customers; Suppliers ........................................... 35
  SECTION 3.19.  Brokers ........................................................ 36
  SECTION 3.20.  Insurance Policies ............................................. 36

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
  SECTION 3.21.  Receivables ..................................................   36
  SECTION 3.22.  Full Disclosure ..............................................   36
  SECTION 3.23.  Holdings of the Sellers; Capacity of the Sellers; No Conflict;
  Litigation ..................................................................   37

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ..................   38

  SECTION 4.01.  Corporate Organization and Authority .........................   38
  SECTION 4.02.  No Conflict; Required Filings and Consents ...................   38
  SECTION 4.03.  SEC Filings; Financial Statements ............................   39
  SECTION 4.04.  Common Stock .................................................   39
  SECTION 4.05.  Full Disclosure ..............................................   39
  SECTION 4.06.  Funds ........................................................   39
  SECTION 4.07.  Brokers ......................................................   40
  SECTION 4.08.  Absence of Certain Changes, Events and Conditions ............   40
  SECTION 4.09.  Litigation; Investment Intent ................................   40
  SECTION 4.10.  Pledge Agreement .............................................   40

ARTICLE V - ADDITIONAL AGREEMENTS .............................................   40

  SECTION 5.01.  Conduct of Business by the Company Pending the Closing .......   40
  SECTION 5.02.  Further Action; Access; Public Announcements .................   42
  SECTION 5.03.  Ownership of Company Shares ..................................   43
  SECTION 5.04.  No Solicitation or Negotiation ...............................   43
  SECTION 5.05.  Financial Statements .........................................   44
  SECTION 5.06.  Indemnification of Directors and Officers ....................   44
  SECTION 5.07.  Tax Matters ..................................................   46
  SECTION 5.08.  Real Estate ..................................................   47
  SECTION 5.09.  Confidentiality ..............................................   47
  SECTION 5.10.  Restrictions on Solicitation .................................   48
  SECTION 5.11.  Restrictions on Competition ..................................   49
  SECTION 5.12.  Additional Covenant ..........................................   50
  SECTION 5.13.  Intellectual Property ........................................   50
  SECTION 5.14.  Restrictions on Purchaser's Impugning Sellers ................   50
  SECTION 5.15.  Stock Transfer Restriction Agreement .........................   50
  SECTION 5.16.  Corporate Governance .........................................   50
  SECTION 5.17.  Material Inducement ..........................................   51
  SECTION 5.18.  Houlihan Fees ................................................   51
  SECTION 5.19.  Additional Obligations of Purchaser ..........................   51

ARTICLE VI - CONDITIONS TO THE CLOSING ........................................   51

  SECTION 6.01 Conditions to Obligations of the Purchaser .....................   51
  SECTION 6.02.  Conditions to Obligations of the Sellers .....................   53

ARTICLE VII - INDEMNIFICATION .................................................   55

  SECTION 7.01.  Survival of Representations and Warranties ...................   55
  SECTION 7.02.  Indemnification by the Sellers and the Purchaser .............   55
  SECTION 7.03.  Limitation of Remedies .......................................   57

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
  SECTION 7.04.  Limits on Indemnification ....................................   59

ARTICLE VIII - DEFINED TERMS ..................................................   59

  SECTION 8.01.  Certain Defined Terms ........................................   59

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER;
MISCELLANEOUS .................................................................   63

  SECTION 9.01.  Termination ..................................................   63
  SECTION 9.02.  Effect of Termination ........................................   63
  SECTION 9.03.  Expenses; Return of Documents ................................   64
  SECTION 9.03.  Amendment ....................................................   64
  SECTION 9.04.  Waiver .......................................................   64
  SECTION 9.05.  Miscellaneous ................................................   64

                                    EXHIBITS


Exhibit A               Form of Power of Attorney and Custody Agreement
Exhibit B               Form of Non-Recourse Secured Promissory Note
Exhibit C               Form of Pledge Agreement
Exhibit D               Form of Letters of Credit
Exhibit 5.08            Form of 930 Wanamaker Lease
Exhibit 5.16(d)         Form of Earnout Option
Exhibit 6.01(a)         Form of Seller's Certificate
Exhibit 6.01(d)(i)      Form of Opinion of Sellers' Counsel
Exhibit 6.02(a)         Form of Purchaser's Officer's Certificate
Exhibit 6.02(d)         Form of Opinion of Purchaser's Counsel
Exhibit 6.02(g)(i)      Form of Stock Option Agreements
Exhibit 6.02(g)(ii)     Form of Stock Option Agreements ("cliff options")


                                   SCHEDULES


Schedule 1.05(a)        December 31, 1997 Audit Adjustments
Schedule 5.16(a)        Phantom Stock Awards
Schedule 5.16(b)        Supplemental Bonus Plan
Schedule 5.16(c)        Special Bonuses
Schedule 5.16(d)        Option Grants
Schedule 6.01(g)        Guarantees of the Company
Schedule 6.02(j)        Modifications of Company Debt

          STOCK PURCHASE AGREEMENT, dated January 13, 1999 (this "Agreement"), among SYNETIC, INC., a Delaware corporation (the "Purchaser"), and DAVID R. KIPP and JAMES P. KIPP (individually, a "Seller" and, together, the "Sellers").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, The KippGroup, a California corporation (the "Company"), is engaged on a worldwide basis in the business of manufacturing custom injection molds, providing contract injection molding services and designing, manufacturing and distributing medical devices, as further defined herein;

          WHEREAS, each Seller owns fifty percent (50%) of the outstanding shares of capital stock of the Company (the "Company Shares");

          WHEREAS, Purchaser, upon the terms and subject to the conditions of this Agreement, desires to purchase all of the Company Shares owned by Sellers, and Sellers, upon the terms and subject to the conditions of this Agreement, desire to sell to Purchaser all of the Company Shares owned by Sellers (the "Acquisition");

          WHEREAS, in connection with the Acquisition, the Sellers shall cause the Company to make an election, and the Purchaser has agreed to make an election, pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, in order to retain the services of Sellers and as an inducement to each party hereto to consummate the Acquisition, concurrently with the execution and delivery hereof, each Seller is entering into an employment agreement with the Company, which employment agreements shall become effective upon the Closing (as defined in Section 1.04);

          WHEREAS, in order to retain the services of Sellers and as an inducement to Sellers to consummate the Acquisition, Purchaser shall grant at Closing to each Seller certain options to purchase shares of Purchaser Common Stock (as defined in Section 1.02(a)) pursuant to certain Stock Option Agreements (as defined in Section 6.02(g));

          WHEREAS, the Board of Directors of the Purchaser has determined that the Acquisition is in the best interests of the Purchaser and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                THE ACQUISITION

          SECTION 1.01. Sale of Company Shares. Upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire from each Seller, on the Closing Date (as defined in Section 1.04), all right, title and interest of such Seller, legal or equitable, in and to all of the issued and outstanding Company Shares.

          SECTION 1.02.   Aggregate Purchase Price.

          (a) The aggregate purchase price for the Company Shares (as may be adjusted pursuant to Sections 1.02(b) through 1.02(h) and 1.05 hereof, the "Aggregate Purchase Price") shall be Fifty Two Million Eighty Five Thousand Dollars ($52,085,000), which amount shall be payable as follows: (i) Thirty Seven Thousand Five Hundred Dollars ($37,500) in cash (the "Cash Portion") payable to each Seller in immediately available funds by wire transfer at the Closing to an account designated by each Seller, (ii) Twenty Four Million Three Hundred Thirty Eight Thousand Three Hundred Thirty Three Dollars ($24,338,333) (the "Purchaser Common Stock Portion") payable to each Seller by delivery of newly issued shares (the "Non-Escrowed Shares") of common stock of the Purchaser, par value $0.01 per share (the "Purchaser Common Stock"), such Non-Escrowed Shares to be delivered to the Custodian (as defined in Section 2.02(d)) on behalf of each Seller on the Closing Date, and (iii) Three Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars ($3,333,333) (the "Escrowed Purchaser Common Stock Portion") payable by delivery of newly issued shares of Purchaser Common Stock (the "Escrowed Shares" and, together with the Non-Escrowed Shares, the "Shares") to the Escrow Agent (as defined in
Section 2.11(a)) on the Closing Date. The number of Non-Escrowed Shares and Escrowed Shares that will be deemed equivalent to the value of the Purchaser Common Stock Portion and Escrowed Purchaser Common Stock Portion, respectively, shall be determined by dividing the Purchaser Common Stock Portion and the Escrowed Purchaser Common Stock Portion, respectively, by the average closing price of Purchaser Common Stock for the ten (10) trading day period ending on the trading day immediately prior to the Closing Date, such average price being referred to hereinafter as the "Determination Price". At the Closing, the Sellers shall deliver to the Purchaser all stock certificates evidencing the Company Shares duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in form satisfactory to the Purchaser and with all required stock transfer stamps affixed, together with such other customary documents as may reasonably be required by the Purchaser. The Escrowed Shares shall be held by the Escrow Agent on behalf of the Sellers and Sellers shall be entitled to receive the Escrowed Shares, or the proceeds thereof as contemplated hereby, subject to the satisfaction of the conditions set forth herein and in the Escrow Agreement (as defined in Section 2.11).

          (b) As soon as practicable after the Determination Period (as defined below), but in no event later than October 9, 2000, the Purchaser shall prepare and deliver to the Sellers an audited balance sheet for the Company as of June 30, 2000 (the "Determination Time") and related statements of income, changes in shareholder's equity and cash flows of the Company (collectively, the "Determination Financial Statements") for the twelve month period ending

June 30, 2000 (the "Determination Period"). The date of delivery of the Determination Financial Statements by Purchaser to Sellers in accordance with the immediately preceding sentence is hereinafter referred to as the "Earnout Payment Date." The Determination Financial Statements shall be accompanied by the report thereon of Arthur Andersen LLP (the "Purchaser's Accountants") stating that the Determination Financial Statements fairly present the financial position and results of operations of the Company as of such date and for the year then ended in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with the preparation of the 1997 Financial Statements (as defined in Section 8.01) and, to the extent not inconsistent with the 1997 Financial Statements, consistent with the past practices of the Company. During the period of any dispute provided for in
Section 1.02(d), the Purchaser shall provide the Sellers and Singer Lewak Greenbaum & Goldstein, LLP ("SLGG"), or such other accountants as the Sellers may from time to time designate in writing to the Purchaser (the "Sellers' Accountants"), reasonable access during normal business hours to the books, records, facilities and employees of (a) the Company, (b) any Additional Acquired Company (as defined in Section 1.02(g)) which may be relevant to the calculation of the Determination Period EBIT (as defined in Section 8.01), and
(c) any Affiliate (as defined in Section 8.01) which obtains revenues from the Company, as described in the last sentence of Section 1.02(g), and the Purchaser shall cooperate fully with the Sellers and the Sellers' Accountants in order to investigate the basis for any such dispute. The Sellers and their representatives shall be given reasonable access to the books, records, facilities and employees of the Company, including all supporting documents and auditor's work papers used in the preparation of the Determination Financial Statements, as necessary for the Sellers and their representatives to review the Determination Financial Statements. The Sellers shall be provided with monthly internal interim financial statements of the Company and any Additional Acquired Company with respect to which any Incremental Pre-Tax Income (as defined in Section 1.02(g)) would be included pursuant to Section 1.02(g) promptly after the preparation thereof (but not later than 30 days after the last day of each month) solely for informational purposes; provided, however, that it is understood by the parties that the delivery and the contents thereof shall not, under any circumstances, be binding upon the Purchaser or the Company or be in any way applicable to the calculation of Determination Period EBIT, and that such monthly internal interim financial statements shall be subject to change at any time in the sole discretion of Purchaser; provided, further, however, that each Seller's right to receive such monthly financial statements shall terminate on June 30, 2000. Such monthly interim financial statements and all other information obtained by Sellers or their representatives pursuant to this
Section 1.02(b) shall be deemed to be Proprietary Information of the Company as defined in, and subject to, the provisions of Section 5.09 hereof. All Earnout Payments shall be treated and reported as an adjustment of the Aggregate Purchase Price.

          (c) On the Earnout Payment Date, Purchaser shall pay to each Seller, as additional purchase price for the Company Shares, an amount (the "Preliminary Earnout Payment") equal to one-half of (i) the product of (A) the sum of (I) Thirteen Million Dollars ($13,000,000) plus (II) provided that Sellers shall not have made a Non-Shortfall Election (as defined in Section 2.10 hereof), the amount, if positive, determined by subtracting (x) the aggregate amount received by the Sellers from the sale of the Shares together with any Shortfall Payment (as defined in Section 2.03) (whether such amounts are actually paid to Sellers or paid directly to Purchaser to repay Loans (as defined in Section 2.04(b)) contemplated hereby) from (y) Fifty Two Million Ten Thousand Dollars ($52,010,000), multiplied by (B) a fraction, the numerator of which shall be the amount, if any, of the Company's Determination Period EBIT (as determined from the Determination Financial Statements and adjusted pursuant to Sections 1.02(g) and 1.02(h), if applicable) that is greater than Five Million Five Hundred Thousand Dollars ($5,500,000) and less than or equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) and the denominator of which shall be Two Million Dollars ($2,000,000); provided, however, that in no event shall the numerator exceed Two Million Dollars ($2,000,000); less (ii) ten percent (10%) of the amount determined pursuant to the immediately preceding clause (i), but in no event shall the amount subtracted pursuant to this clause (ii) exceed One Million Three Hundred Thousand Dollars ($1,300,000). If the Determination Period EBIT shall be less than or equal to Five Million Five Hundred Thousand Dollars ($5,500,000), then the Preliminary Earnout Payment shall be zero. At the option of Purchaser, the Preliminary Earnout Payment may be made (A) in cash, payable in immediately available funds by wire transfer on the Earnout Payment Date to an account designated by each Seller or (B) in newly issued shares (the "Earnout Shares") of Purchaser Common Stock, such shares to be issued and delivered to the Sellers on the Earnout Payment Date and the per share value of which (the "Per Earnout Share Value") shall be the average closing price of Purchaser Common Stock for the ten (10) trading day period ending on the trading day immediately prior to the Earnout Payment Date. Notwithstanding anything to the contrary herein, if the Preliminary Earnout Payment is made in immediately available funds, the provisions of Sections 2.06, 2.07, 2.08, 2.09 and 2.10 hereof shall be of no further force or effect.

          (d) If not disputed by the Sellers in accordance with this Section 1.02(d), the Determination Financial Statements delivered by the Purchaser to the Sellers shall be final, binding and conclusive on the parties hereto, the Preliminary Earnout Payment shall be the final earnout payment (the final earnout payment being referred to herein as the "Earnout Payment"). The Sellers may dispute any amount reflected on the Determination Financial Statements but only on the basis that it affects the Determination Period EBIT; provided, however, that the Sellers shall notify the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within forty-five (45) Business Days of the Sellers' receipt of the Determination Financial Statements. In the event of such a dispute, the Sellers and the Purchaser shall negotiate in good faith to resolve such dispute. If such dispute has not been resolved within ten (10) Business Days after the notice referred to in the preceding sentence has been given, the Purchaser's Accountants and the Sellers' Accountants shall attempt to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Purchaser's Accountants and the Sellers' Accountants are unable to reach a resolution within ten (10) Business Days, the Purchaser's Accountants and the Sellers' Accountants promptly shall submit the items remaining in dispute for resolution to such independent accounting firm of national standing as may be mutually acceptable to the Sellers and the Purchaser (the "Independent Accounting Firm"), which shall, within thirty (30) Business Days of such submission, determine and report in writing to the Sellers and the Purchaser upon such remaining disputed items, and such report (the "Independent Accountants Report") shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Sellers and the Purchaser, to the extent of the scope of such proceeding as described in the last sentence of this Section 1.02(d), and shall be enforceable as a judgment in any court of competent jurisdiction. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted. The Earnout Payment and the Earnout Amount shall not be less than the Preliminary Earnout Payment and the Preliminary Earnout Amount, respectively. Notwithstanding anything herein to the contrary, the dispute resolution process set forth in this Section 1.02(d) is only intended to apply to matters customarily addressed by certified public accountants pursuant to the rules of the American Institute of Certified Public Accountants.

          (e) In acting under this Agreement, the Sellers' Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (f) On the tenth (10th) Business Day after delivery of the Independent Accountants Report (the "Final Earnout Payment Date"), if the Earnout Payment, as determined according to the same formula as the Preliminary Earnout Payment but determined based on the Determination Financial Statements as modified by the Independent Accountants Report, is greater than the Preliminary Earnout Payment, then the Purchaser shall pay such difference pro rata to each Seller in the same form as the Preliminary Earnout Payment and any shares of Purchaser Common Stock delivered (the "Additional Earnout Shares") shall have a per share value equal to the Per Earnout Share Value.

          (g) If, during the period from the Closing through June 30, 2000 (the "Pre-Earnout Period"), Purchaser acquires a company that is in a Competitive Business (as defined in Section 5.11(a)) on the date of such acquisition (an "Additional Acquired Company") and (x) Purchaser requests in writing that the Sellers assume a position of management authority for such Additional Acquired Company and (y) the Sellers agree in writing to assume such position of management authority, the Incremental Pre-Tax Income (as defined below) of the Additional Acquired Company for the portion of the Determination Period during which the Additional Acquired Company is owned by Purchaser will be added to the Determination Period EBIT. "Incremental Pre-Tax Income" shall mean the pre-tax income, but not loss, of the Additional Acquired Company for the relevant portion of the Determination Period determined in accordance with GAAP, including (i) a charge of 9% of the purchase price of the Additional Acquired Company representing the cost of capital and (ii) the amortization of goodwill relating to, or resulting from the purchase of, the Additional Acquired Company calculated in accordance with GAAP. If, during the Pre-Earnout Period, Purchaser acquires an Additional Acquired Company with respect to which Sellers do not assume a position of management authority and as a consequence of Purchaser's control of such Additional Acquired Company such Additional Acquired Company obtains revenues during the Determination Period that would, but for such control, have accrued to the Company, then the net income, excluding (i) interest income, (ii) income tax expense and (iii) extraordinary items, if any, associated with such revenues shall be added to the Determination Period EBIT.

          (h) During the Pre-Earnout Period Purchaser shall cause the Company to be operated as a separate entity and to be accounted for as a separate entity, except as expressly provided below. Purchaser shall manage and operate the Company in accordance with the business principles and practices employed in the management and operation of the Purchaser,

Point Plastics, Inc., a California corporation and a subsidiary of Purchaser, and Porex Technologies Corp., a Delaware corporation and a subsidiary of Purchaser ("Porex"), with a view to the achievement of reasonable growth in earnings. Purchaser agrees that, during the Pre-Earnout Period, transactions between Purchaser's Affiliates and the Company shall be conducted on an arm's-length basis and the Determination Period EBIT shall be adjusted for any transfer of customer sales during the Determination Period from the Company to Purchaser or its Affiliates. Purchaser shall not have any liability with respect to the operation or management of the affairs of the Company, except where Purchaser shall have acted in bad faith to reduce or not to increase the amount of Determination Period EBIT; provided, however, that if the Company disposes of any material portion of its assets, other than in the ordinary course of business after the Closing Date and on or prior to the Determination Time, the Determination Period EBIT shall be adjusted on the basis of what such assets would have contributed to the Determination Period EBIT, if positive and if, in the opinion of Purchaser's Accountants or the Independent Accounting Firm, as the case may be, the amount of such contribution is measurable, at the same average per diem rate as such assets contributed from the Closing Date to the
        --------
date of the disposition thereof; provided, further, however, that the Determination Period EBIT shall be deemed to be $7,500,000 if any of the following events shall occur: (A) prior to June 30, 2000, any person or group of persons, other than an Affiliate or Affiliates of Purchaser immediately prior to any such acquisition, acquires a majority of the assets of the Company or acquires, by merger, exchange, transfer of stock or otherwise, a majority of the voting stock of the Company; (B) prior to June 30, 2000, there shall be a Change of Control of Purchaser (as defined in Section 8.1); or (C) the Purchaser shall have failed to (i) deliver the Determination Financial Statements by October 9, 2000, or (ii) deliver the Preliminary Earnout Payment by October 9, 2000, or
(iii) make the Earnout Shortfall Payment when due in accordance with this Agreement and, in any such case, shall have failed to cure such failure described in clause (i), (ii) or (iii) above within ten (10) Business Days after receipt of written notice thereof from Sellers.

          SECTION 1.03. Acquisition Taxes. Each Seller shall be responsible for any transfer and similar taxes imposed on such Seller by the State of California by reason of the sale of the Company Shares to the Purchaser, and shall file such applications and documents as shall permit any such tax to be assessed and paid when due. Purchaser shall be responsible for any transfer and similar taxes imposed on Sellers by the State of New Jersey by reason of the sale of the Company Shares to the Purchaser, and shall file such applications and documents as shall permit such tax to be assessed and paid when due. Each party shall execute and deliver all instruments and certificates necessary to enable the parties to perform their obligations pursuant to this Section 1.03.

          SECTION 1.04. The Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at the offices of Stroock & Stroock & Lavan LLP, 2029 Century Park East, Suite 1600, Los Angeles, California 90067 (or such other place as the parties may agree). The Closing shall take place as soon as practicable after such date as all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived by the party entitled to waive any such condition pursuant to Section 9.05 hereof. The date on which the Closing shall occur is referred to herein as the "Closing Date."

          SECTION 1.05.  Closing Financial Statements.

          (a) As soon as practicable (but in no event later than one hundred twenty (120) calendar days) following the Closing Date, the Purchaser shall prepare and deliver to the Sellers an audited balance sheet for the Company (the "Closing Balance Sheet") as of the Closing Date and related statements of income, changes in shareholders' equity and cash flows of the Company for the period from January 1, 1998 through the Closing Date (collectively with the Closing Balance Sheet, the "Closing Financial Statements"). The Closing Financial Statements shall be accompanied by the report thereon of Purchaser's Accountants stating that the Closing Financial Statements fairly present the financial position and results of operations of the Company as of such date and for the period then ended in accordance with GAAP applied on a basis consistent with the preparation of the 1997 Financial Statements and, to the extent not inconsistent with the 1997 Financial Statements, consistent with the past practices of the Company. During the period of any dispute provided for in
Section 1.05(c), the Purchaser shall provide the Sellers and the Sellers' Accountants reasonable access during normal business hours to the books, records, facilities and employees of the Company, and the Purchaser shall cooperate fully with the Sellers and the Sellers' Accountants in order to investigate the basis for any such dispute. Purchaser shall reimburse Sellers for the reasonable, actual fees, costs and expenses of Sellers' Accountants in connection with the matters set forth in this Section 1.05(a), but in no event shall such reimbursement obligation exceed $7,500.00. The Sellers and their representatives shall be given reasonable access during normal business hours to the books, records, facilities and employees of the Company, including all supporting documents and auditor's work papers used in the preparation of the Closing Balance Sheet as necessary for the Sellers and their representatives to review the Closing Balance Sheet. Together with the Closing Balance Sheet, Purchaser shall deliver to the Sellers a statement (the "Closing Net Worth Statement") of net worth, derived by subtracting the total liabilities reflected on the Closing Balance Sheet from the total assets reflected on the Closing Balance Sheet ("Closing Net Worth"). Purchaser and Sellers hereby agree that, notwithstanding the Closing Balance Sheet, in no event shall the Closing Net Worth Statement reflect (i) a reserve for warranty claims in excess of $120,000 or (ii) December 31, 1997 net audit adjustments in excess of $10,000. Purchaser and Sellers hereby represent to each other that Arthur Andersen LLP has not notified any of them of any December 31, 1997 audit adjustments except as set forth on Schedule 1.05(a) hereto.

          (b) Within ten (10) Business Days after the date on which the Closing Financial Statements become final, binding and conclusive pursuant to Section 1.05(c), if the amount of the Closing Net Worth set forth on the Closing Net Worth Statement is less than Eight Million Five Hundred Eighty Two Thousand Dollars ($8,582,000) (the "Asset Threshold"), then Sellers shall pay to Purchaser, as an adjustment to the Aggregate Purchase Price, in immediately available funds, an amount equal to such shortfall (the "Asset Deficiency Amount").

          (c) If not disputed by the Sellers in accordance with this Section 1.05(c), the Closing Financial Statements delivered by the Purchaser to the Sellers shall be final, binding and conclusive on the parties hereto. The Sellers may dispute any amounts reflected on the Closing Financial Statements but only on the basis that the amounts reflected on the Closing Financial Statements were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the 1997 Financial Statements and, to the extent not inconsistent with the 1997 Financial Statements, consistent with past practices of the Company; provided, however, that the Sellers shall notify the Purchaser and the Purchaser's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of the Sellers' receipt of the Closing Financial Statements. In the event of such a dispute, the Sellers and the Purchaser shall negotiate in good faith to resolve such dispute. If such dispute has not been resolved within ten (10) Business Days after the notice referred to above has been given, the Purchaser's Accountants and the Sellers' Accountants shall attempt to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Purchaser's Accountants and the Sellers' Accountants are unable to reach a resolution within such ten (10) Business Days, the Purchaser's Accountants and the Sellers' Accountants promptly shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within thirty (30) Business Days of such submission, determine and report to the Sellers and the Purchaser upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Sellers and the Purchaser and shall be enforceable as a judgment in any court of competent jurisdiction. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so submitted.

                                   ARTICLE II



                     DISPOSITION OF THE SHARES AND EARNOUT
                      SHARES AND ADDITIONAL OBLIGATIONS OF
                           THE PURCHASER AND SELLERS

          SECTION 2.01  Registration Statement.

          (a) As promptly as practicable (but in no event more than sixty (60) days) after the execution of this Agreement, the Purchaser shall prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares for sale by or on behalf of Sellers. At its sole option and discretion, Purchaser may register additional shares of Purchaser Common Stock for sale by Purchaser pursuant to the Registration Statement, the proceeds of which sales shall be applied to any Shortfall Payment that Purchaser is required to make pursuant hereto, which additional shares may only be sold if all of Sellers' Shares are sold and the Total Proceeds are less than the Sales Commission Threshold Amount (as defined in Section 2.01(c)). The Purchaser will use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after the Closing Date (but in no event later than May 1, 1999 (it being understood that Purchaser is only required to use its reasonable best efforts to cause the Registration Statement to become effective by such date)), and, prior to the effective date of the Registration Statement (the "Registration Statement Effective Date"), the Purchaser shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities laws to permit the sale of the Shares pursuant to the Registration Statement including, without limitation, all action required to include such Shares for trading on the National Association of Securities Dealers, Inc. National Market System (the "NASDAQ National Market System"). The Sellers shall cooperate, and shall cause the Company and the Escrow Agent to cooperate, with the Purchaser in causing such Registration Statement to become effective, including, without limitation, by furnishing (or causing to be furnished) all information concerning the Sellers, the Company and the Escrow Agent as the Purchaser may reasonably request in connection with the preparation of the Registration Statement and the other actions described above, including, without limitation, any interim financial statements. The Company's financial statements required to be filed with the SEC by Purchaser shall be audited by Purchaser's Accountants at Purchaser's cost and expense. The Purchaser will advise the Sellers, promptly after it receives notice thereof, of the Registration Statement Effective Time, the time when any post-effective amendment thereto is declared effective, the issuance of any stop order, the suspension of the qualification of the Shares for offering or sale in any jurisdiction, the receipt of any request by the SEC for amendment of the Registration Statement, issuance by the SEC of any comments thereon and receipt of any requests by the SEC for additional information with respect thereto.

          (b) The following expenses incident to the performance of or compliance with Purchaser's and Sellers' obligations under Article II of this Agreement, including all registration and filings fees, including with respect to filings required to be made with the National Association of Securities Dealers, Inc., fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters, if any, in connection with blue sky qualifications of the Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters, if any, may designate), printing expenses, messenger, telephone and delivery expenses, and the fees and disbursements of all independent certified public accountants (including the expenses of the "cold comfort" letters required by or incident to such performance), the fees and expenses incurred, if any, in connection with the listing of the Shares to be registered on each securities exchange on which similar securities issued by Purchaser are then listed (all such expenses being herein called "Sales Expenses") will be borne by Purchaser. All other expenses, including without limitation, the expense of counsel for each or both Sellers and Purchaser, shall be borne by the party incurring such expense; provided, however, that in connection with the sale of any Earnout Shares all such expenses shall be borne by Purchaser.

          (c) If the aggregate proceeds, whether payable to the Seller or Escrow Agent, from any and all sales of Shares by or on behalf of the Sellers (such sum being herein referred to as the "Total Proceeds") exceeds Forty Six Million Eight Hundred Nine Thousand Dollars ($46,809,000) (the "Sales Commission Threshold Amount"), then Sellers shall be liable for the payment of any discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar industry professionals relating to the distribution of the Shares ("Sales Commissions"); provided, however, that the amount of Sales Commissions Sellers shall be liable to pay shall be limited to the lesser of (x) the amount of such excess over the Sales Commission Threshold Amount and (y) 3% of the Total Proceeds. If the Total Proceeds are less than or equal to the Sales Commission Threshold Amount, then Purchaser shall be liable for the payment of any Sales Commissions.

          (d) Purchaser covenants that the information supplied by the Purchaser for inclusion in the Registration Statement shall not, at the Registration Statement Effective Date or during the effectiveness thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time, any event or circumstance relating to the Purchaser or any of its subsidiaries, or their respective officers or directors, should be discovered by the Purchaser which should be set forth in an amendment or a supplement to the Registration Statement, the Purchaser shall promptly inform the Sellers. All documents that the Purchaser is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder.

          (e) Sellers covenant that the information supplied by the Company and each Seller for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective or during the effectiveness thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time, any event or circumstance relating to the Company or either Seller should be discovered by either Seller or the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Sellers shall promptly inform the Purchaser.

          SECTION 2.02.  Purchaser Control of the Sale of Shares.

          (a) From the Registration Statement Effective Date through the later of (x) the sale of all of the Shares or (y) the Marketing Termination Date (as defined in Section 2.03) (such period of time being referred to herein as the "Purchaser Marketing Period"), the timing, method and pricing with respect to the sale of the Shares pursuant to the Registration Statement shall be determined by Purchaser in its sole discretion; provided, however, that upon delivery of a Non-Shortfall Election by Sellers to Purchaser, the Purchaser Marketing Period shall terminate. Notwithstanding anything to the contrary herein, in making a determination, during the Purchaser Marketing Period, as to whether to sell the Shares, Purchaser shall consult with one or more companies, the choice of which shall be at Purchaser's sole discretion, that make a market in shares of Purchaser Common Stock and if such market maker or a majority of such market makers advise Purchaser in writing that it is likely that the proceeds of the sales of the Shares will exceed the Sales Commission Threshold Amount, then Purchaser will use its reasonable best efforts to arrange to sell all of such Shares on behalf of the Sellers. If Purchaser determines that it will arrange to sell the Shares on behalf of the Sellers, then Purchaser will take such action as in its judgment will result in (i) all of the Shares being sold at the best possible prices, taking into account all of the facts and circumstances, and (ii) sales commissions relating to sales of the Shares being minimized, consistent with sales commissions that are customary based on the number of shares available for sale and the manner and timing of sale as determined by Purchaser; provided, however, that the parties agree that as between the goals stated in clauses (i) and (ii), clause (i) shall take precedence. The Chairman of the Board of Purchaser will be available to participate in marketing presentations with respect to the sale of the Shares for up to four days during the Purchaser Marketing Period. Notwithstanding anything to the contrary herein, each Seller hereby acknowledges that market prices of publicly traded securities, including the Purchaser Common Stock, trade in a broad range and are subject to volatility based on many factors, including general economic and financial conditions; and each Seller, therefore, hereby agrees that Purchaser shall not be liable to Sellers with respect to the manner and timing of the sale or sales of the Shares and the Earnout Shares, as the case may be, and the price or prices at which any such shares are sold, to the extent Purchaser takes or omits taking action in its good faith judgment.

          (b) In furtherance of the foregoing, and not in limitation thereof, Purchaser shall have the right to (i) select the investment banker or bankers, if any, and manager or managers, if any, to administer the sale of the Shares pursuant to the Registration Statement and (ii) determine the timing and the method of sale of such Shares, including by means of a block trade or firm commitment underwriting or other method recommended by the investment banking firm through whom the offering may be made. Sellers agree to cooperate fully with Purchaser in the preparation and filing of the Registration Statement and any amendments and supplements thereto and in complying with any SEC comments and to execute all documents and instruments and take such actions as may reasonably be requested by Purchaser to accomplish the registration and sale of the Shares.

          (c) Sellers hereby agree that when the Registration Statement becomes effective and Purchaser has made all reasonably necessary arrangements for the Shares to be sold in the manner determined by Purchaser, Sellers shall sell, and if required under the Escrow Agreement the Escrow Agent shall sell, such Shares to such buyer or buyers at the price or prices as shall be specified by Purchaser, and Purchaser and Sellers shall execute, and, if required under the Escrow Agreement, the Escrow Agent shall execute, all documents and instruments and take such actions as may be reasonably necessary or requested by Purchaser to accomplish the sale of such Shares, including, without limitation, the delivery of certificates representing such Shares, in form for transfer, to such buyer or buyers. Purchaser, Sellers and, if required under the Escrow Agreement, the Escrow Agent shall (A) enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith as the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Shares, whether or not an underwriting agreement is entered into and whether or not any disposition of Shares is pursuant to an underwritten offering, (B) make such representations and warranties and agree to such indemnities to the underwriters, if any, or managing underwriters, if any, as they shall reasonably request, such representation, warranties and indemnities to be in form, substance and scope as are customarily made and agreed to by selling shareholders to underwriters in underwritten offerings, and confirm the accuracy of the same if and when requested, (C) obtain opinions of their respective legal counsel and updates thereof addressed to the underwriters, if any, covering the matters customary in underwritten offerings by selling shareholders and such other matters as may be reasonably requested by the underwriters, if any, and (D) deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, to evidence compliance with clause (B) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by Purchasers, Sellers and, if required, the Escrow Agent. If Shares are sold pursuant to this Article II, the Escrowed Shares shall be the first to be sold and no Non-Escrowed Shares shall be sold until all Escrowed Shares are sold.

          (d) In order to facilitate compliance with the selling mechanisms set forth herein, Sellers, Purchaser and two officers of Purchaser shall, at Closing, execute a power of attorney and custody agreement substantially in the form of Exhibit A hereto (the "Custody Agreement") pursuant to which Purchaser
        ---------
shall act as custodian (the "Custodian") for Sellers with respect to the Non-Escrowed Shares and such officers of Purchaser shall be appointed attorneys-in-fact for Sellers with respect to the Shares. Purchaser and Sellers hereby covenant and agree that they will comply with all of the terms of the Custody Agreement.

          SECTION 2.03.  Shortfall Payment.

          (a) Unless Sellers have made a Non-Shortfall Election (as defined in
Section 2.10), at the close of business on the Marketing Termination Date (which shall be the twentieth (20th) Business Day (or, in the event Sellers exercise their Delay Election (as defined below) on the fortieth (40th) Business Day) after the later of (x) the Registration Statement Effective Date and (y) the Closing Date), if each Seller has not received an aggregate of at least one-half of the Minimum Realized Proceeds Amount (as defined below) from that portion of the Total Proceeds attributable to the Non-Escrowed Shares, then on the third
(3rd) Business Day after the Marketing Termination Date, Purchaser will pay to each such Seller an amount equal to such shortfall payable in immediately available funds by wire transfer to an account designated by each Seller (such payments being herein referred to as the "Shortfall Payments" and the day such Shortfall Payments are due shall be referred to herein as the "Settlement Date"); provided, however, that if, on the Settlement Date, there are any previously executed trades of Shares for which settlement is then pending, the Settlement Date shall be postponed for up to three (3) Business Days to permit settlement thereof. On the Settlement Date, each Seller who receives a Shortfall Payment shall, as a condition precedent to Purchaser's obligation to make the Shortfall Payment to such Seller, deliver to Purchaser in consideration therefor, and Purchaser shall acquire ownership of, all unsold Non-Escrowed Shares of such Seller. Any amounts owed by such Seller under a Loan or the related Pledge Agreement (as defined in Section 2.04(b)) outstanding on the Settlement Date shall be set off against the amount of the Shortfall Payments and such Seller's obligations thereunder shall be deemed to be satisfied in full and such Loan or Loans shall be canceled. At the sole option of the Sellers, the Sellers may delay the Marketing Termination Date by twenty (20) Business Days (a "Delay Election") by delivering to Purchaser, on or before the second
(2nd) Business Day after the date on which Sellers receive written notice from Purchaser that the Registration Statement Effective Time has occurred, a writing executed by both Sellers stating that the Sellers thereby make a Delay Election pursuant to the terms of this Section 2.03. If it does not occur sooner under the terms hereof, then the Settlement Date shall be on September 30, 1999. The "Minimum Realized Proceeds Amount" shall be Forty Three Million Eight Hundred Nine Thousand Dollars ($43,809,000). If either Seller is unable to deliver to Purchaser all or any portion of his unsold Non-Escrowed Shares on the Settlement Date free and clear of any liens, claims or encumbrances (other than liens, claims or encumbrances arising to secure an obligation of, or arising by way of any claims against, Purchaser or arising pursuant to the applicable Pledge Agreement), then, at the request of such Seller, delivered on or before the Settlement Date, Purchaser shall delay the Settlement Date with respect to such Seller until (A) such Seller is able to fully comply with each requirement of this Section 2.03(a), (B) Seller notifies Purchaser in writing that he will not be able to fully comply with each requirement of Sellers in this Section 2.03(a) and expressly waives any rights pursuant to Section 2.03(a) or (C) a final opinion of a court of competent jurisdiction, not subject to appeal, holds that a party other than such Seller has title to such Non-Escrowed Shares and that Seller has no claim to such Non-Escrowed Shares and may not tender them pursuant hereto.

          (b) At the close of business on the Marketing Termination Date (determined pursuant to Section 2.03(a)), if the Escrow Agent has not received an aggregate of at least Three Million Dollars ($3,000,000) from that portion of the Total Proceeds attributable to the Escrowed Shares, then on the Settlement Date, Purchaser will pay to the Escrow Agent an amount equal to such shortfall payable in immediately available funds by wire transfer to the account designated in the Escrow Agreement (such payment being herein referred to as the "Escrow Shortfall Payment"). Escrow Agent shall deliver to Purchaser in consideration therefor, and Purchaser shall acquire ownership of, all unsold Escrowed Shares. At the close of business on the Marketing Termination Date (determined pursuant to Section 2.03(a)), if the Escrow Agent has received in excess of Three Million Dollars ($3,000,000) from that portion of the Total Proceeds attributable to the Escrowed Shares, then, upon the taking of all action required to be taken as of the Settlement Date, the Escrow Agent shall distribute one-half (1/2) of such excess to each Seller. Purchaser and Sellers covenant and agree that the exercise or failure to exercise the Non-Shortfall Election shall have no effect on the Escrow Agent or the Escrowed Shares.

          SECTION 2.04.  Required Loans.

          (a) At the Closing, Purchaser shall make an interest-free, non-recourse loan (the "First Loan") to each Seller in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) payable in immediately available funds by wire transfer to an account designated by each Seller which First Loan shall be due on the Settlement Date. As a condition precedent to Purchaser's obligation to make the First Loan each Seller shall agree to pledge upon issuance a number of Shares equal to (x) Seven Million Five Hundred Thousand Dollars ($7,500,000) divided by (y) the Determination Price (the "Initial Pledge Shares") as security for the First Loan and shall deliver certificates representing such Initial Pledge Shares, in form for transfer, and shall deliver a note in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), which note shall be substantially in the form of Exhibit B hereto,
                                                               ---------
and a pledge agreement with respect to the Initial Pledge Shares, which pledge agreement shall be substantially in the form of Exhibit C hereto.
                                                ---------

          (b) If the Settlement Date has not occurred on or before March 31, 1999 (the "Second Loan Date"), then Purchaser shall make an interest-free non-recourse loan (the "Second Loan" and, together with the First Loan the "Loans") to each such Seller in the amount of Fourteen Million Four Hundred Four Thousand Five Hundred Dollars ($14,404,500) less the proceeds from any sales of Non-Escrowed Shares received by such Seller (excluding any proceeds used to repay the First Loan) which Second Loan shall be due on the Settlement Date. The proceeds of the Second Loan shall be payable in immediately available funds by wire transfer to an account designated by each Seller. As a condition precedent to the Purchaser's obligation to make the Second Loan to each Seller, such Seller shall pledge all then unsold Non-Escrowed Shares belonging to such Seller that are not Initial Pledge Shares (the "Second Loan Pledge Shares") as security for the Second Loan and Custodian shall deliver certificates representing such Second Loan Pledge Shares in form for transfer, and Seller shall deliver a note in the principal amount of the Second Loan Amount, which note shall be substantially in the form of Exhibit B hereto, and a pledge agreement with
                             ---------
respect to the Second Loan Pledge Shares, which pledge agreement shall be substantially in the form of Exhibit C hereto. If either Seller is unable to
                             ---------
deliver to Purchaser all or any portion of his Second Loan Pledge Shares on the Second Loan Date free and clear of any liens, claims or encumbrances (other than (x) liens, claims or encumbrances arising to secure an obligation of, or arising by way of any claims against, Purchaser or arising pursuant to the applicable Pledge Agreements and (y) any Junior Lien), then, at the request of such Seller, delivered on or before the Second Loan Date, Purchaser shall delay the Second Loan Date with respect to such Seller until (A) such Seller is able to fully comply with each requirement of this Section 2.04(b), (B) such Seller notifies Purchaser in writing that he will not be able to fully comply with each requirement of Sellers in this Section 2.04(b) and expressly waives any rights pursuant to
Section 2.04(b) or (C) a final opinion of a court of competent jurisdiction, not subject to appeal, holds that a party other than such Seller has title to such Second Loan Pledge Shares and that Seller has no claim to such Second Loan Pledge Shares and may not tender them pursuant hereto. For purposes hereof, "Junior Lien" shall mean any lien, claim or encumbrance on the Shares that has been determined by a court of competent jurisdiction to be junior to a first priority perfected lien in favor of Purchaser and that the Purchaser may exercise all of its rights under any Pledge Agreement executed pursuant hereto without regard to such lien, claim or encumbrance. Any pledge agreement executed and delivered pursuant to this Section 2.04(b) or pursuant to Section 2.09(a) hereof is hereinafter referred to as a "Pledge Agreement").

          (c) Notwithstanding anything herein to the contrary, at any time there is an outstanding balance due Purchaser under any of the Loans, proceeds of the sale of any Non-Escrowed Shares, including any Shortfall Payments, will be paid to Purchaser on behalf of the Sellers. The proceeds from the sale of a Seller's Non-Escrowed Shares in excess of any then outstanding balance due Purchaser under any of the Loans shall be paid to such Seller in immediately available funds by wire transfer to the accounts designated in the Custody Agreement.

          SECTION 2.05. Letters of Credits. Purchaser's obligations pursuant to Sections 2.03(a) and 2.04(b) hereof shall be secured with respect to each Seller by an irrevocable letter of credit issued by U.S. Trust Company ("UST") or another similarly situated U.S. bank in the form of Exhibit D (the "Letters
                                                       ---------
of Credit"). Sellers hereby agree that they shall not draw upon the Letters of Credit delivered pursuant to this Agreement unless Purchaser shall have failed to make any payment required by Section 2.03(a) or 2.04(b) hereof and that any such draw shall be made only to the extent of such non-payment by Purchaser. Each Seller shall deliver his original executed Letters of Credit to Purchaser for cancellation upon payment in full by Purchaser to such Seller of all amounts secured thereby or upon Seller's delivery to Purchaser of a written notice that they have made a Non-Shortfall Election. If the Settlement Date on the Second Loan Date is delayed pursuant to Section 2.03(a) or 2.04(b) respectively, then Purchaser shall extend or replace the respective Letter of Credit so that a Letter of Credit is in effect until 30 days after the Settlement Date or the Second Loan Date, as the case may be.

          SECTION 2.06.  Earnout Registration Statement..

          (a) As promptly as practicable and in no event more than sixty (60) days after the Earnout Payment Date, the Purchaser shall prepare and file with the SEC a registration statement (together with all amendments thereto, the "Earnout Registration Statement") in connection with the registration under the Securities Act of the Earnout Shares for sale by Sellers. At its sole option and discretion, Purchaser may register additional shares of Purchaser Common Stock for sale by Purchaser pursuant to the Earnout Registration Statement, the proceeds of which sales shall be applied to any Earnout Shortfall Payment (as defined in Section 2.08) that Purchaser is required to make pursuant hereto.
The Purchaser will use its reasonable best efforts to cause the Earnout Registration Statement to become effective as promptly as practicable after the Earnout Payment Date (but in no event later than the date which is 150 days after the Earnout Payment Date (it being understood that Purchaser is only required to use its reasonable best efforts to cause the Earnout Registration Statement to become effective by such date)), and, prior to the effective date of the Earnout Registration Statement (the "Earnout Registration Statement Effective Date"), the Purchaser shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities laws to permit the sale by Sellers of the Earnout Shares pursuant to the Earnout Registration Statement including, without limitation, all action required to include such Earnout Shares for trading on the NASDAQ National Market System. The Sellers shall cooperate with the Purchaser in causing such Earnout Registration Statement to become effective, including, without limitation, furnishing (or causing to be furnished) all information concerning the Sellers as the Purchaser may reasonably request in connection with the preparation of the Earnout Registration Statement and the other actions described above. The Purchaser will advise the Sellers, promptly after it receives notice thereof, of the Earnout Registration Statement Effective Time, the time when any post-effective amendment thereto is declared effective, the issuance of any stop order, the suspension of the qualification of the Earnout Shares for offering or sale in any jurisdiction, the receipt of any request by the SEC for amendment of the Earnout Registration Statement, the issuance by the SEC of any comments thereon and receipt of any responses thereto or requests by the SEC for additional information with respect thereto.

          (b) If the aggregate proceeds from any sales of Earnout Shares (the "Total Earnout Proceeds") exceed the amount of the Earnout Payment, then Sellers shall be liable for the payment of any discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar industry professionals relating to the distribution of the Earnout Shares ("Earnout Sales Commissions"); provided, however, that the amount of Earnout Sales Commissions Sellers shall be liable to pay shall be limited to the lesser of (x) the amount of such excess over the Earnout Payment and (y) 3% of the Total Earnout Proceeds. If the Total Earnout Proceeds are less than or equal to the amount of the Earnout Payment, then Purchaser shall be liable for the payment of any Earnout Sales Commissions.

          (c) Purchaser covenants that the information supplied by the Purchaser for inclusion in the Earnout Registration Statement shall not, at the Earnout Registration Statement Effective Date or during the effectiveness thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time, any event or circumstance relating to the Purchaser or any of its subsidiaries, or their respective officers or directors, should be discovered by the Purchaser which should be set forth in an amendment or a supplement to the Earnout Registration Statement, the Purchaser shall promptly inform the Sellers. All documents that the Purchaser is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) Sellers covenant that the information supplied by each Seller for inclusion in the Earnout Registration Statement shall not, at the Earnout Registration Statement Effective Date or during the effectiveness thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time, any event or circumstance relating to either Seller should be discovered by either Seller which should be set forth in an amendment or a supplement to the Earnout Registration Statement, the Sellers shall promptly inform the Purchaser.

          SECTION 2.07.  Purchaser Control of the Sale of Earnout Shares.

          (a) From the Earnout Registration Statement Effective Date through the later to occur of (x) the sale of all of the Earnout Shares or (y) the Final Settlement Date (as defined in Section 2.08) (such period of time being referred to herein as the "Purchaser Earnout Marketing Period"), the timing, method and pricing with respect to the sale of the Earnout Shares pursuant to the Earnout Registration Statement shall be determined by Purchaser in its sole discretion. Notwithstanding anything to the contrary herein, in making a determination, during the Purchaser Earnout Marketing Period, as to whether to sell the Earnout Shares, Purchaser shall consult with one or more companies, the choice of which shall be at Purchaser's sole discretion, that make a market in shares of Purchaser Common Stock and if such market maker or a majority of such market makers advise Purchaser in writing that it is likely that the proceeds of the sale of the Earnout Shares will exceed the Earnout Payment, then Purchaser will use its reasonable best efforts to arrange to sell all of such Earnout Shares on behalf of Sellers. If Purchaser determines that it will arrange to sell the Earnout Shares on behalf of Sellers, then Purchaser will take such action as in its judgment will result in (i) all of the Earnout Shares being sold at the best possible prices, taking into account all of the facts and circumstances, and
(ii) sales commissions relating to sales of the Earnout Shares being minimized, consistent with customary sales commissions based on the number of Earnout Shares available for sale and the manner and timing of sale determined by Purchaser; provided, however, that the parties agree that as between the goals stated in clauses (i) and (ii), clause (i) shall take precedence.

          (b) In furtherance of the foregoing, and not in limitation thereof, Purchaser shall have the right to (i) select the investment banker or bankers, if any, and manager or managers, if any, to administer the sale of the Earnout Shares pursuant to the Earnout Registration Statement and (ii) determine the timing and the method of sale of such Earnout Shares, including by means of a block trade or firm commitment underwriting or other method recommended by the investment banking firm through whom the offering may be made. Sellers agree to cooperate fully with Purchaser in the preparation and filing of the Earnout Registration Statement and any amendments and supplements thereto and in complying with any SEC comments and to execute all documents and instruments and take such actions as may reasonably be requested by Purchaser to accomplish the registration of the Earnout Shares.

          (c) Sellers hereby agree that when the Earnout Registration Statement becomes effective and Purchaser has made all reasonably necessary arrangements for the Earnout Shares to be sold in the manner determined by Purchaser, Sellers shall sell such Earnout Shares to such buyer or buyers at the price or prices as shall be specified by Purchaser, and Purchaser and Sellers shall execute all documents and instruments and take such actions as may be reasonably necessary or requested by Purchaser to accomplish the sale of such Earnout Shares, including, without limitation, the delivery of certificates representing such Earnout Shares, in form for transfer, to such buyer or buyers. Purchaser and Sellers shall (A) enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith as the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Earnout Shares, whether or not an underwriting agreement is entered into and whether or not any disposition of Earnout Shares is pursuant to an underwritten offering, (B) make such representations and warranties and agree to such indemnities to the underwriters, if any, or managing underwriters, if any, as they shall reasonably request, such representation, warranties and indemnities to be in form, substance and scope as are customarily made and agreed to by selling shareholders to underwriters in underwritten offerings, and confirm the accuracy of the same if and when requested, (C) obtain opinions of their respective legal counsel and updates thereof addressed to the underwriters, if any, covering the matters customary in underwritten offerings by selling shareholders and such other matters as may be reasonably requested by the underwriters, if any, and (D) deliver such documents and certificates as may be reasonably requested by the managing underwriters, if any, to evidence compliance with clause (B) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by Purchasers and Sellers.

          (d) In order to facilitate compliance with the selling mechanisms set forth herein, Sellers, Purchaser and two officers of Purchaser shall, on the Earnout Payment Date, execute a power of attorney and custody agreement substantially in the form of Exhibit A hereto (the "Earnout Custody Agreement")
                             ---------
pursuant to which Purchaser shall act as Custodian for Sellers and such officers of Purchasers shall be appointed attorneys-in-fact for Sellers with respect to the Earnout Shares. Purchasers and Sellers hereby covenant and agree that they will comply with all of the terms of the Earnout Custody Agreement.

          SECTION 2.08. Earnout Shortfall Payment.. At the close of business on April 9, 2001 (the "Final Settlement Date"), if each Seller has not received an amount equal to the Earnout Payment from the Total Earnout Proceeds, then Purchaser will pay to each such Seller an amount equal to such shortfall payable in immediately available funds by wire transfer to an account designated by each Seller ( the "Earnout Shortfall Payments"); provided, however, that if each Seller has not received at least an amount equal to the Earnout Payment from the Total Earnout Proceeds by the Final Settlement Date but each Seller is expected to receive at least such amount based on trades which have occurred on or prior to the Final Settlement Date as to which settlement is then pending, then the Final Settlement Date shall be postponed for up to three (3) Business Days to permit settlement thereof. On the Final Settlement Date, each Seller who receives an Earnout Shortfall Payment shall, as a condition precedent to Purchaser's obligation to make the Earnout Shortfall Payment to such Seller, deliver to Purchaser in consideration therefor, and Purchaser shall acquire ownership of, all unsold Earnout Shares of such Seller. Any amounts owed by such Seller under an Earnout Loan or the related Pledge Agreement outstanding on the Final Settlement Date shall be set off against the amount of the Earnout Shortfall Payment and such Seller's obligations thereunder shall be deemed to be satisfied in full and such Earnout Loan shall be canceled. If the amount of the Earnout Payment has not been finally established on the Final Settlement Date then the Preliminary Earnout Amount shall be used to calculate the Earnout Shortfall Payment. Notwithstanding anything to the contrary herein, within ten
(10) Business Days of the delivery of the Independent Accounting Report any payments required pursuant to Section 1.02(f) hereof shall be made in immediately available funds. If either Seller is unable to deliver to Purchaser all or any portion of his unsold Earnout Shares on the Final Settlement Date free and clear of any liens, claims or encumbrances (other than liens, claims or encumbrances arising to secure an obligation of, or arising by way of any claims against, Purchaser or arising pursuant to the applicable Pledge Agreements), then, at the request of such Seller, delivered on or before the Final Settlement Date, Purchaser shall delay the

Final Settlement Date with respect to such Seller until (A) such Seller is able to fully comply with each requirement of this Section 2.08, (B) such Seller notifies Purchaser in writing that he will not be able to fully comply with each requirement of Sellers in this Section 2.08 and expressly waives any rights pursuant to this Section 2.08 or (C) a final opinion of a court of competent jurisdiction, not subject to appeal, holds that a party other than such Seller has title to such Earnout Shares and that Seller has no claim to such Earnout Shares and may not tender them pursuant hereto.

          SECTION 2.09.  Earnout Loans.

          (a) If, on November 8, 2000 (the "Earnout Loan Date"), each Seller has not received Total Earnout Proceeds equal to the Earnout Payment (or the Preliminary Earnout Payment if the amount of the Earnout Payment is still under dispute pursuant to the terms of Section 1.02(d) hereof), then Purchaser shall make an interest-free, non recourse loan to each Seller (the "Earnout Loan") in the amount of the Earnout Payment (or Preliminary Earnout Payment, as the case may be) less the proceeds received by Sellers of any sale of Earnout Shares, which Earnout Loan shall be due on the Final Settlement Date. The proceeds of the Earnout Loan shall be payable in immediately available funds by wire transfer to an account designated by each Seller. As a condition precedent to Purchaser's obligation to make the Earnout Loan to each Seller, such Seller shall agree to pledge all Earnout Shares then owned by such Seller (the "Earnout Pledge Shares") as security for the Earnout Loan and shall deliver certificates representing such Earnout Pledge Shares, in form for transfer, and shall deliver a note in the principal amount of the Earnout Loan which note shall be substantially in the form of Exhibit A hereto, and a pledge agreement with
                             ---------
respect to the Earnout Pledge Shares, which pledge agreement shall be substantially in the form of Exhibit B hereto. If either Seller is unable to
                             ---------
deliver to Purchaser all or any portion of his Earnout Pledge Shares on the Earnout Loan Date free and clear of any liens, claims or encumbrances (other than (x) liens, claims or encumbrances arising to secure an obligation of, or arising by way of any claims against, Purchaser or arising pursuant to the applicable Pledge Agreements and (y) any Junior Lien), then, at the request of such Seller, delivered on or before the Earnout Loan Date, Purchaser shall delay the Earnout Loan Date with respect to such Seller until (A) such Seller is able to fully comply with each requirement of this Section 2.09(a), (B) such Seller notifies Purchaser in writing that he will not be able to fully comply with each requirement of Sellers in this Section 2.09(a) and expressly waives any rights pursuant to this Section 2.09(a) or (C) a final opinion of a court of competent jurisdiction, not subject to appeal, holds that a party other than such Seller has title to such Earnout Pledge Shares and that Seller has no claim to such Earnout Pledge Shares and may not tender them pursuant hereto.

          (b) Notwithstanding anything herein to the contrary, at any time there is an outstanding balance due Purchaser under the Earnout Loans, the proceeds of the sale of any Earnout Shares, including any Earnout Shortfall Payments, will be paid to Purchaser on behalf of the Sellers. The proceeds from the sale of a Seller's Earnout Shares in excess of any then outstanding balance due Purchaser under the Earnout Loan shall be paid to such Seller in immediately available funds by wire transfer to the accounts designated in the Custody Agreement.

          SECTION 2.10. Sellers' Non-Shortfall Election. The Sellers may, by delivery to the Purchaser of a written notice executed by both Sellers (which written notice shall only be effective if it is delivered to Purchaser either on the Marketing Termination Date or the first Business Day thereafter), elect to irrevocably waive in whole, but not in part, the Purchaser's obligation to pay to both Sellers, but only to both Sellers, the Shortfall Payments required by
Section 2.03(a) hereof, which election is referred to herein as a "Non-Shortfall Election." If Sellers make a Non-Shortfall Election, then, on the Settlement
Date: (i) notwithstanding Section 2.03(a) hereof, Purchaser shall not be required to make the Shortfall Payments on the Settlement Date or otherwise and Sellers shall not be required to deliver to Purchaser any unsold Non-Escrowed Shares owned by Sellers on the Settlement Date; (ii) each Seller shall be required to repay to Purchaser in full in cash on the Settlement Date all amounts then outstanding pursuant to any Loan or Loans to such Seller, against the deliveries by Purchaser described in the following clause (iii); and (iii) subject to receipt by Purchaser of all outstanding amounts then due and owing from both Sellers pursuant to any Loan or Loans then outstanding pursuant to the preceding clause (ii) and the Letters of Credit contemplated by the following clause (iv), Purchaser shall deliver to Sellers certificates representing all of the Initial Pledge Shares and the Second Loan Pledge Shares then held by Purchaser pursuant to any Pledge Agreements and any certificates representing any other unsold Non-Escrowed Shares then still held pursuant to any Custody Agreement, registered in the name of each Seller and free and clear of any liens or encumbrances in favor of Purchaser, and shall return to Sellers any and all Notes previously executed and delivered by Sellers to Purchaser pursuant to Sections 2.04(a) and (b) hereof, which Notes shall be voided; and (iv) Sellers shall deliver to Purchaser on the Settlement Date, against the deliveries by Purchaser described in the preceding clause (iii), the original execution copy of any and all Letters of Credit issued by UST to Sellers pursuant to Section
2.05 hereof and not previously drawn upon by Sellers strictly in accordance with the terms thereof. If Sellers shall make a Non-Shortfall Election and shall otherwise comply with the requirements of clauses (ii) and (iv) of the immediately preceding sentence, Purchaser hereby agrees to use its reasonable best efforts to cause the Registration Statement to remain effective for sixty
(60) trading days following the Settlement Date (the "Post-Election Period") but only with respect to the Non-Escrowed Shares, provided that Sections 2.01(c) and
2.02 hereof shall cease to be of any further force or effect. Purchaser's obligation to keep the Registration Statement effective during the Post-Election Period shall terminate prior to the expiration of the Post-Election Period upon the sale of all of the Non-Escrowed Shares covered thereby by Sellers. During the Post-Election Period, Purchaser shall have the right, upon written notice to Sellers, to suspend the use of the Registration Statement by Sellers if Purchaser shall determine that the existence of any fact or the happening of any event (including, without limitation, pending negotiations relating to, or the consummation of, a transaction or the occurrence of any event that would require additional disclosure of material non-public information by Purchaser in the Registration Statement as to which the Purchaser, in its sole discretion, has a reasonable business purpose for preserving confidentiality or that renders the Purchaser unable to comply with SEC requirements) that makes untrue any statement of a material fact made in the Registration Statement, the prospectus constituting a part thereof or any amendment or supplement thereto or any document incorporated by reference therein, or that requires the making of additions to or changes in the Registration Statement or such prospectus in order to make the Statements therein not misleading. Upon receipt of such suspension notice, Sellers hereby agree to (i) keep the fact of such notice confidential and (ii) forthwith discontinue disposition of Non-Escrowed Shares pursuant to the Registration Statement until Sellers receive a further written notice from Purchaser that the use of the Registration Statement may be resumed. In the event Purchaser shall suspend the use of the Registration Statement, the Post-Election Period shall be extended by the number of trading days during the period of suspension. If Sellers make a Non-Shortfall Election pursuant to this
Section 2.10, then Sellers shall pay all Sales Commissions in connection with the sales of the Shares.

          SECTION 2.11. Escrow Arrangements. Notwithstanding any provisions of this Agreement to the contrary:

          (a) At the Closing, Purchaser and Sellers shall establish an escrow account with UST or another similarly situated U.S. bank, as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement to be in a form reasonably satisfactory to Purchaser, Sellers and Escrow Agent (the "Escrow Agreement"). The Escrow Agent shall hold any and all property and invest any and all funds deposited with it as provided in the Escrow Agreement. The Escrowed Shares deposited by Purchaser on behalf of Sellers pursuant to Section 1.02(a) shall be held by the Escrow Agent pursuant to the Escrow Agreement. The proceeds of sales of the Escrowed Shares in accordance with this Article II, including, but not limited to, the Escrow Shortfall Payment, are referred to herein as the "Escrow Funds."

          (b) If, pursuant to either the Determination Financial Statements or the Independent Accounts Report, the Determination EBIT is greater than Five Million Five Hundred Thousand Dollars ($5,500,000), then, on the Earnout Payment Date or the Final Earnout Payment Date, as the case may be, each Seller shall be entitled to receive, in immediately available funds wired to an account designated by each Seller, one-half of the Escrow Funds together with one-half of any interest earned thereon less the fees and expenses of the Escrow Agent. If the Sellers are not entitled to receive the Escrow Funds pursuant to the preceding sentence, then the Escrow Funds, together with any and all interest earned thereon less the fees and expenses of the Escrow Agent, shall, on the date that a determination that Sellers are not so entitled is made pursuant to the terms hereof, become the property of Purchaser and neither Seller shall have any claim with respect thereto.

          SECTION 2.12. Interpretation. To the extent of any inconsistency between this Agreement and the terms and provisions of any of the Custody Agreement, the Notes or the Pledge Agreements, this Agreement shall control, such other agreements not being intended to diminish or expand the rights or liabilities of Sellers or Purchaser set forth in this Agreement; rather it is the intention of the parties that such documents be interpreted to enable the Purchaser to enforce and preserve its rights hereunder and thereunder against any person seeking to challenge such rights. Nothing contained or implied in any of the Custody Agreement, the Notes or the Pledge Agreement shall diminish any obligation of Sellers or Purchaser set forth in this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS



          The Sellers may amend the disclosure schedule dated as of the date hereof and annexed hereto (the "Disclosure Schedule") after the signing of this Agreement and prior to the Closing only with respect to either (i) information not known to Sellers on the date hereof which becomes known to Sellers after the date hereof provided that the Sellers would have known thereof but for the fact that the parties' desire to maintain confidentiality limited Sellers' ability to make due inquiry of all necessary employees, agents and representatives of the Company or (ii) an event that occurs after the second Business Day prior to the signing hereof and only by providing written notice (an "Amendment Notice") to Purchaser pursuant to the terms of Section 9.06 hereof within 48 hours of either Seller becoming aware of such event. Notwithstanding anything to the contrary herein, Purchaser may, in its sole and absolute discretion, terminate this Agreement (a "Disclosure Amendment Termination") without any liability or further obligation hereunder by providing written notice to Sellers within five Business Days after receiving any Amendment Notice. Each representation and warranty herein, is made by each Seller individually and both Sellers jointly and severally. Each Seller represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant herein to the extent specified in such section of the Disclosure Schedule):

          SECTION 3.01. Organization, Authority and Qualification of the Company; Articles of Incorporation and By-laws.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Sellers have delivered to the Purchaser true, complete and correct copies of each of the Articles of Incorporation, the By-laws and the minutes of each meeting and each written consent of the board of directors and shareholders of the Company.

          (b) There are no corporations, partnerships, joint ventures, associations or other entities (i) in which the Company owns, of record or beneficially, any direct or indirect equity or other ownership interest or any right (contingent or otherwise) to acquire the same or (ii) including Kippartners, a California general partnership of which Sellers are the sole partners ("Kippartners"), that are otherwise affiliated (by direct or indirect equity or other ownership interest) with the Company or the Sellers through which the Business is conducted. The Company is not a member of (nor is any part of the Business conducted through) any partnership. The Company is not a participant in any joint venture or similar arrangement.

          SECTION 3.02.  Capitalization.

          (a) The authorized capital stock of the Company consists of 75,000 Company Shares, of which only 2,000 Company Shares are issued and outstanding and all of which are owned beneficially and of record by the Sellers in equal amounts of 1,000 shares each. No person or entity other than the Sellers owns any Company Shares. All outstanding Company Shares are fully paid, validly issued and nonassessable and were not issued in violation of any preemptive rights.

          (b) The stock register of the Company accurately records: (i) the name and address of each person owning or who has owned shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          (c) Except with respect to the awards under the KippGroup Equity Program set forth in Schedule 3.02(c) of the Disclosure Schedule (the "Phantom Stock Awards"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or either Seller is a party or obligating the Company or either Seller to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. The Company is not a party to any agreement granting registration rights to any person with respect to any securities of the Company.

          SECTION 3.03.  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not, (i) conflict with or violate the Articles of Incorporation or By-laws of the Company, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or either Seller or by which any of their respective assets or properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or either Seller, respectively, pursuant to, or result in a change in any of the terms of any note, bond, mortgage, indenture, Material Contract (as defined in Section 3.10), license, permit, insurance policy or other instrument to which the Company or either Seller is a party, or by which the Company or either Seller or any of their respective properties are bound or affected.

          (b) The execution and delivery of this Agreement by the Sellers does not, and the performance of this Agreement by the Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, on the part of the Company or either Seller, except for pre-

Acquisition notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act").

          SECTION 3.04. Compliance with Laws. The Company is not in material conflict with, or violation of, any federal, state, local or foreign statute, law, rule, regulation, order, ordinance, judgment or decree ("Law") applicable to the Company or by which the Company or any of its properties are bound or affected.


          SECTION 3.05.  Financial Information; Books and Records.

          (a) True and complete copies of (i) the Company Financial Statements and (ii) the unaudited balance sheet of the Company as of November 30, 1998, and the related statement of income and changes in Sellers' equity for the eleven months ended November 30, 1998 of the Company (collectively referred to herein as the "Interim Financial Statements") are attached as Section 3.05 of the Disclosure Schedule. The Company Financial Statements and the Interim Financial Statements (w) were prepared in accordance with the books of account and other financial records of the Company, (x) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (y) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and (z) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the dates thereof or for the periods covered thereby; provided, however, that the Interim Financial Statements do not include all footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments that are not material in amount.

          (b) The books of account and other financial records of the Company:
(i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any inaccuracies or discrepancies and (iii) to Sellers' knowledge, have been maintained in accordance with good business and accounting practices.

          (c) Section 3.05(c) of the Disclosure Schedule lists all dividends or distributions, whether in cash, stock, property or otherwise, made by the Company on or in respect of its capital stock from and after January 1, 1998 and through and including the date hereof or to be made by the Company after the date hereof and on or before the Closing Date.

          SECTION 3.06. No Undisclosed Liabilities. There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable ("Liabilities") of the Company, other than Liabilities (a) set forth on the Disclosure Schedule, (b) reflected or reserved against on the Company Financial Statements or the Interim Financial Statements, (c) in an aggregate amount not exceeding $100,000 incurred in the ordinary course of business consistent with the past practice of the Company since November 30, 1998 or (d) created under this Agreement or other contracts listed in Section 3.10 of the Disclosure Schedule in accordance with their terms or as required or permitted hereby. Reserves (the "Reserves") are reflected on the Company Financial Statements or the Interim

Financial Statements and on the books of account and other financial records of the Company against all liabilities of the Company in amounts that have been established on a basis consistent with past practices of the Company and in accordance with GAAP. Except as set forth in Section 3.06 of the Disclosure Schedule, there are no outstanding warranty claims against the Company in excess of the Reserves.

          SECTION 3.07. Absence of Certain Changes, Events and Conditions. Since December 31, 1997, there have not been any changes, occurrences, or circumstances with respect to the Company which, individually or in aggregate, have had or, are reasonably likely to have a Material Adverse Effect. Since December 31, 1997, the Company has operated its business only in the ordinary course, consistent with past practice, except for the transactions contemplated by this Agreement. Since November 30, 1998, the Company has not taken any action referred to in Section 5.01(b), except, with respect to 5.01(b)(v), actions that are (a) set forth on the Disclosure Schedule or (b) reflected or reserved against on the Company Financial Statements or the Interim Financial Statements.

          SECTION 3.08.  Employee Benefit Plans; Labor Matters; Consultants.

          (a) Section 3.08 of the Disclosure Schedule lists each benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company for or with respect to any of its current or former employees, officers, directors or independent contractors, or with respect to which the Company could incur liability under Section 4069, 4201 or 4212(c) of ERISA or Section 412 of the Code (the "Company Benefit Plans").

          (b) None of the Company Benefit Plans promises or provides retiree or post-employment medical or other welfare benefits to any person. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such plan. None of the Company Benefit Plans in effect on the date hereof would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. Each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law, including without limitation ERISA, the Code or any other applicable Law. None of the Company Benefit Plans is subject to Title IV of ERISA, and the Company has not incurred, and does not reasonably expect to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

          (c) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company could be subject to any material liability, individually or in the aggregate, under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law, other than the payment of benefits under the terms of the Company Benefit Plans in the ordinary course. No condition exists which would prevent the Company from terminating any Company Benefit Plan without incurring any additional liability.

          (d) The Company is not a party to any collective bargaining or other labor union contracts. There is no pending or, to the knowledge of either Seller, threatened, labor dispute, strike or work stoppage against the Company which may interfere with the business activities of the Company as currently conducted. Neither the Company nor, to the knowledge of either Seller, any of its representatives or employees, has committed any unfair labor practices in connection with the operation of the Business, and there is no pending or, to the knowledge of either Seller, threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency. To the knowledge of the Sellers, the Company's relations with its employees are good.

          (e) Set forth in Section 3.08(e) of the Disclosure Schedule is a list of all employment agreements between the Company and any of its employees, true, complete and correct copies of which have been made available by the Company to the Purchaser.

          (f) Set forth in Section 3.08(f) of the Disclosure Schedule is a list of all oral or written agreements for consultants, distributors and sales representatives currently engaged by the Company, and the Company has made available to the Purchaser a true, complete and correct copy of each such written agreement between the Company and any such consultant, distributor or sales representative and a true, complete and correct written summary of each such oral agreement.


          SECTION 3.09.  Litigation.

          (a) Except as set forth in Section 3.09(a) of the Disclosure Schedule (which, with respect to each action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there is no pending or, to the knowledge of either Seller, threatened, litigation, claim, action, arbitration or governmental investigation or inquiry or legal, administrative or regulatory proceeding by or against the Company (or by or against either Seller relating to the Company or the Company Shares), or directly affecting any properties or assets of the Company, real or intangible (including, but not limited to, Intellectual Property). As of the date hereof, neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award. The matters listed in
Section 3.09(a) of the Disclosure Schedule, (i) have not had and would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect and (ii) do not and will not affect the legality, validity or enforceability of this Agreement or any document to be delivered pursuant hereto or the consummation of the transactions contemplated hereby.

          (b) Neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination, award or other governmental order (a "Governmental Orders") nor, to the knowledge of either Seller, are there any such Governmental Orders threatened to be imposed by any governmental authority.

          SECTION 3.10.  Material Contracts.

          (a) Section 3.10(a) of the Disclosure Schedule lists each of the following written contracts and agreements of the Company, a true, complete and correct copy of each of which has been made available to Purchaser (such contracts and agreements being "Material Contracts"):

          (i) each contract and agreement for the purchase or lease of personal property having a stated value or consideration of $50,000 or more with any supplier or for the furnishing of services to the Company or otherwise related to the Business;

          (ii) each customer contract and agreement and other contract and agreement for the sale or lease of personal property or for the furnishing of services by the Company, and any outstanding, binding proposals to customers or prospective customers of the Company, in each case involving payments aggregating $50,000 or more;

          (iii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, sales agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

          (iv)    all leases and subleases of real property;

          (v) all contracts and agreements relating to indebtedness, other than trade indebtedness of the Company, including, without limitation, all guarantees and similar obligations by the Company;

          (vi) all contracts and agreements with any governmental authority to which the Company is a party;

          (vii) all contracts and agreements that limit or purport to limit the ability of the Company or any employee of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

          (viii) all contracts and agreements between or among the Company, on the one hand, and either Seller or any Affiliate of either Seller, on the other hand;

          (ix) any other agreement of the Company that is terminable upon or prohibits a change of ownership or control of the Company; and

          (x) all other contracts and agreements, whether or not made in the ordinary course of business, that are material to the Company or the conduct of the Business or the absence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (b)  Each Material Contract:

          (i) is valid and binding on the Company and, to the knowledge of Sellers, on the other parties thereto, and is in full force and effect; and

          (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequences in accordance with its terms; and the Company is not in material breach of, or material default under, any Material Contract and, to the knowledge of the Sellers, no other party to any Material Contract is in material breach thereof or material default thereunder.

          (c) The Company is not a party to any oral contract involving payments by the Company or which is not terminable by the Company without penalty upon not more than 30 days' notice, except to the extent that (i) the outstanding obligations of the Company under any such oral contract does not exceed $10,000 and (ii) the aggregate outstanding obligations of the Company for all of such oral contracts does not exceed $50,000.

          SECTION 3.11.  Intellectual Property.

          (a) Section 3.11(a) of the Disclosure Schedule sets forth a true, complete and correct list of all: (i) issued patents and patent applications, trademarks, trademark registrations and trademark applications, copyrights and copyright applications owned by the Company (the "Owned Intellectual Property"); and (ii) licenses of Intellectual Property to the Company (other than commercially available shrink-wrap software) and licenses of Intellectual Property by the Company to third parties (the "Licensed Intellectual Property") and the jurisdictions, within and outside the United States, in which each item of Licensed Intellectual Property is registered or in which registration is pending. The Intellectual Property set forth in Section 3.11(a) of the Disclosure Schedule includes all of the Owned Intellectual Property and Licensed Intellectual Property of the Business and the Company.

          (b) The Company is the exclusive owner of all right, title and interest in and to the Owned Intellectual Property free and clear of any encumbrance and has the right to use all Owned Intellectual and Licensed Intellectual Property and other Intellectual Property as is used or held for use in the Business.

          (c) To the knowledge of the Sellers, no one has asserted that the use of the Intellectual Property set forth in Schedule 3.11(a) of the Disclosure Schedule or the conduct of the Business conflicts with or infringes upon any Intellectual Property owned, possessed, used or claimed by any third party, and the use of the Intellectual Property set forth in Schedule 3.11(a) of the Disclosure Schedule and the conduct of the Business do not conflict with or infringe upon any such Intellectual Property. Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company has not granted any license or other right, or obligated itself to grant licenses or other rights in or to any of the Intellectual Property set forth in Section 3.11(a) of the Disclosure Schedule or to any products incorporating any of the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property set forth in Schedule 3.11(a) of the Disclosure Schedule or, to the Sellers' knowledge, any other Intellectual Property that is used or held for use in the Business.

          (d) Each license of the Licensed Intellectual Property: (i) is valid and binding on the Company, (ii) is in full force and effect, and (iii) is valid and binding on the other parties thereto. The Company is not in breach of, or default under, any license of the Licensed Intellectual Property, and, to the Sellers' knowledge, no other party to such license or sublicense is in breach thereof or default thereunder. The transactions contemplated by this Agreement will not constitute a breach or otherwise impair, in any material respect, the rights of the Company under such license agreements.

          (e) The Intellectual Property set forth in Section 3.11(a) of the Disclosure Schedule and, to the Sellers' knowledge, other Intellectual Property as is used or held for use in the Business, has not been adjudged invalid or unenforceable in whole or part, and, is valid and enforceable. No claims or requests for reconsideration or appeal of adjudicated or otherwise determined claims are pending against the Company or, to the Sellers' knowledge, threatened by any person with respect to the ownership, validity or enforceability of any Intellectual Property set forth in Section 3.11(a) of the Disclosure Schedule and other Intellectual Property as is used or held for use in the Business. To the knowledge of each Seller, no person is engaging in any activity that infringes upon the Intellectual Property set forth in Section 3.11(a) of the Disclosure Schedule and other Intellectual Property as is used or held for use in the Business.

          (f) Each product sold by the Company which, pursuant to the Company's sales materials, packaging or otherwise, the Company purports is entitled to the protection of any item of the Intellectual Property (a "Protected Product") (x) conforms to the claims and descriptions set forth in the registration of such Intellectual Property and (y) is entitled to the protection of such Intellectual Property. The sale or offer for sale of a product which infringes upon the Intellectual Property underlying a Protected Product in a jurisdiction in which such Intellectual Property is registered is actionable by the Company.

          SECTION 3.12.  Real Property.

          (a) The Company does not own any real property.

          (b) Section 3.12(b) of the Disclosure Schedule lists: (i) the street address of each parcel of real property leased by the Company ("Leased Real Property"), (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

          (c) There is no material violation by the Company of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Leased Real Property. With respect to each parcel of Leased Real Property, the Sellers have made available to the Purchaser true, complete and correct copies of the deed and all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, permits, other title documents and other documents relating to or otherwise directly affecting the Leased Real

Property, the operations of the Company thereon or any other uses thereof. The Company is in peaceful and undisturbed possession of each parcel of Leased Real Property and, there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, electricity, telephone and other utilities used by the Company at the Leased Real Property are adequate for the conduct of the business of the Company as it currently is conducted. To the knowledge of Sellers, there are no latent defects or adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property. The Company has not leased or subleased any parcel or any portion of any parcel of Leased Real Property to any other person, nor has the Company assigned its interest under any lease or sublease listed in Section 3.12(b) of the Disclosure Schedule to any third party.

          (d) The Sellers have, or have caused to be, delivered to the Purchaser true, complete and correct copies of all leases and subleases listed in Section 3.12(b) of the Disclosure Schedule and have made available to Purchaser true , complete and correct copies of any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

          (i) such lease or sublease, together with all ancillary documents referred to in to the first sentence of this Section 3.12(d) is legal, valid, binding, and enforceable on the Company and, subject to bankruptcy laws and laws affecting creditors rights generally, on the other parties thereto and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

          (ii) such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect solely as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease; provided, however, that the lease with respect to the property located at 930 Wanamaker will, at the Closing, be replaced with the 930 Wanamaker Lease (as defined in Section 5.08).

          (iii) with respect to each such lease or sublease: (A) the Company has not received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except upon a breach or default by the Company thereunder, and
(B) the Company has not received any notice of a breach or default under such lease or sublease, which breach or default has not been cured;

          (iv) neither the Company nor, to the knowledge of Sellers, any other party to such lease or sublease, is in breach or default and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

          (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Sellers, threatened against the Leased Real Property.

          (f) All the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or any filings with the State of California with respect to the Company's continued occupancy of the Leased Real Property and there are no facts that would prevent the Leased Real Property from being occupied by the Company after the Closing in the same manner as occupied by the Company immediately prior to the Closing.

          (g) No improvements on the Leased Real Property and none of the current uses and conditions thereof violate any applicable recorded deed restrictions or other applicable recorded covenants or restrictions.

          (h) All improvements on any Leased Real Property are wholly within the lot limits of such Leased Real Property and do not encroach on any adjoining premises, and there are no encroachments on any Leased Real Property by any improvements located on any adjoining premises.

          (i) There have been no improvements by the Company of a value in excess of $25,000 in the aggregate made to or construction on any Leased Real Property within the applicable period for the filing of mechanics' liens.

          (ii) The rental (and other pass-through costs for a "triple net" lease) set forth or provided in each lease or sublease of the Leased Real Property is the actual rental and costs being paid and there are no separate agreements or understandings with respect to the same.

          SECTION 3.13. Assets. The Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.11), used or held for use in the conduct of the Business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or held for use by the Company in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, or otherwise has the legal right to use, all the Assets, free and clear of all encumbrances except mechanic liens with respect to services performed but payment therefore is not yet due and which payment shall be made when due if due prior to Closing and the lien for property taxes not yet due.

          SECTION 3.14. Debt. Section 3.14 of the Disclosure Schedule sets forth every agreement and ancillary document (including, without limitation, notes, security agreements and capital leases) relating to money currently owed by the Company (other than trade payables incurred in the ordinary course of business consistent with past practices) or pursuant to which the Company has any right to borrow money or is a co-obligor, co-borrower or guarantor with respect to the obligations of any third party and, with respect to each such agreement, (i) the amount currently owed, (ii) the current interest rate, (iii) the date by which such amount must be repaid, (iv) whether the transactions contemplated hereby constitute an event of default or acceleration under each such agreement, and
(v) what amount, if any, is available to be borrowed under such agreement. Except as set forth in Section 3.14 of the Disclosure Schedule, upon completion of the principal and interest payments according to the terms of every promissory note and capital lease to which the Company is a party, the Company will be the sole owner of the property that is the subject of such note or lease, with no obligation to make any additional "buy-out" or "buy-back" payment, and such property will be free and clear of any liens or encumbrances arising under such note or capital lease (exclusive of liens or encumbrances arising after the Closing Date). None of the collateral securing any indebtedness listed in Section 3.14 of the Disclosure Schedule is owned, beneficially or of record, in whole or in part, by any person other than the Company.

          SECTION 3.15. Taxes. Sellers have paid, or will be responsible for paying, all taxes assessed on or attributable to the income of the Company (which, for purposes of this Section 3.15 and Section 5.07 hereof, shall include any predecessor to the Company) (exclusive of California income taxes assessed on the income of an "S" corporation) or the Business for all periods at or before the Closing. Each Seller has, and has caused the Company to, timely file or will, or will cause the Company to, timely file (including extensions) all federal, state, local and foreign returns, statements, forms and reports required to be filed by them with respect to taxes (collectively, "Returns"). The Returns have accurately reflected all liability for taxes of the Sellers and the Company for the periods covered thereby. None of such Returns contain, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of Law. All taxes required to be withheld, collected or paid by the Company or either Seller on or prior to the date on which the Closing occurs have been timely withheld, collected and paid to the proper taxing authorities. A statement delivered by the Sellers to Purchaser on or before the Closing Date will set forth the estimated amounts to be included on the Closing Balance Sheet in order to reflect all taxes accrued prior to the date on which the Closing occurs without regard to any transaction on the Closing Date or after the Closing to the extent that such taxes are not reflected on the Company Financial Statements or the Interim Financial Statements. The Company has not received from any government authority any written notice of proposed adjustment, deficiency or underpayment of any taxes, which notice has not been satisfied by payment or been withdrawn, and there are no claims that have been asserted or threatened relating to such taxes against the Company. There are no agreements for the extension of time for the assessment of any taxes of the Company other than routine audit extensions granted in the ordinary course of business. No consent under Section 341(f) of the Code has been filed, or will be filed prior to the Closing, with respect to the Company, and the Company has not agreed, and will not agree, to have Code
Section 341(f)(2) apply to any disposition of a subsection (f) assets (as such term is defined in Code Section 341(f)(4)) owned by the Company. The Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed any applicable income or franchise tax return. There are no proposed reassessments of any property owned by the Company or other proposals for assessment or reassessment of taxes by any governmental agency that could increase the amount of tax to which the Company would be subject.
The Company has not ever been a member of any affiliated, consolidate, combined or unitary group with any company for tax purposes and has not filed a tax Return on a consolidated, combined or unitary basis with any company. No power of attorney has been granted by the Company with respect to any matter relating to any taxes or Returns of the Company which is currently in force. At all times since April 1, 1988, the Company has had in effect (i) a valid election under Section 1362(a) of the Code (or a comparable election under any successor provision) to be taxed as an S Corporation for federal income tax purposes (an "S Election") (or comparable election under state or local Law), (ii) a comparable state Law election in each state in which it conducts business and is required to file an income tax return and to file such an election, and (iii) a comparable local Law election in each locality in which it both conducts business and is subject to a local income tax and to file such an election. The Company has not received and is not aware of any proposal from the IRS or any state or local tax authority to disallow such S Election (or comparable state or local Law election) for any taxable year. The Company has not incurred and is not, as a result of transactions occurring before the Closing, subject to Taxes imposed by (i)
Section 1371 of the Code, (ii) Section 1375 of the Code, or (iii) Section 1374 of the Code. The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company or any Affiliate thereof and any other party (including any stockholder of the Company or any Affiliate thereof) under which the Purchaser or the Company could be liable for any taxes or other claims of any party. For purposes of this Agreement, "tax" or "taxes" means any and all taxes, assessments, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amount imposed with respect thereto and whether payable directly or by withholding and whether or not requiring the filing of a Return) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, capital gains, windfall or other profits, gross receipts, property, sales, use, occupation, severance, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; customs duties, tariffs and similar charges; and all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          SECTION 3.16.  Certain Interests.

          (a) Section 3.16(a) of the Disclosure Schedule lists and contains a brief description of the terms of all contracts, agreements and understandings between the Company, on the one hand, and either Seller, any officer or director of the Company or any Affiliate, immediate relative or spouse (or immediate relative of such spouse) of either Seller or any such officer or director, on the other hand.

          (b) Except as disclosed in Schedule 3.16(b) of the Disclosure Schedule, neither Seller (nor any of his Affiliates) nor any officer or director of the Company (nor any Affiliate of such officer or director) nor, to the knowledge of each Seller, any immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, such Seller or any such officer or director:

          (i) except as disclosed in Schedule 3.16(b) of the Disclosure Schedule, has any direct or indirect financial interest in any competitor, supplier or customer of the

Company; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest", so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

          (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that the Company uses or has used in the conduct of the Business or otherwise (except for any such ownership or interest resulting from the ownership of securities in a public company); or

          (iii)   has outstanding any indebtedness to the Company.

          (c) Neither the Company nor either Seller has any liability or any other obligation of any nature whatsoever to any officer or director of the Company or to any Affiliate, immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of such Seller or any such officer or director.

          SECTION 3.17. Environmental and Other Permits and Licenses; Related Matters.

          (a) Section 3.17(a) of the Disclosure Schedule lists every health and safety and other permit, license, authorization, certificate, exemption and approval of Governmental Authorities (collectively, "Permits"), including, without limitation, Environmental Permits held by the Company, and there are no Permits, including, without limitation Environmental Permits, required of the Company under applicable Law for the current use, occupancy and operation of each Asset of the Company and the conduct of the Business, except as set forth in Section 3.17(a) of the Disclosure Schedule.

          (b) (i) During the time period that the Company has owned or operated the Leased Real Property, Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or Released on any Leased Real Property; or, to the knowledge of Sellers, any property adjoining any Leased Real Property; (ii) the Company has disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmental Laws and Environmental Permits; (iii) there are no past, pending or, to the knowledge of Sellers, threatened Environmental Claims against the Company or any Leased Real Property of which the Company or the Sellers has or have received written notice; (iv) no Leased Real Property or, to the knowledge of Sellers, any property adjoining any Leased Real Property, is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup; and (v) the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed proposed or for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any Environmental Claim.

          (c) There are no circumstances with respect to any Leased Real Property or other Asset or the operation of the Business which could reasonably be anticipated (i) to form the basis of an Environmental Claim against the Company or any Leased Real Property or Asset that would be reasonably likely to result in material liability, or
(ii) to cause such Leased Real Property or Asset to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law in a manner that would be reasonably likely to result in material liability.

          (d) There are not now and never have been any underground storage tanks located on or, to the knowledge of Sellers, adjoining any Leased Real Property.

          SECTION 3.18.  Customers; Suppliers.

          (a) Section 3.18(a) of the Disclosure Schedule sets forth for each of KippMold, KippMolding and KippMed (each a "Division" and collectively the "Divisions" ) a true, correct and complete list of the ten customers of such Division from which the Company recognized the largest amount of revenue during the ten (10) months ended October 31, 1998 (the "Material Customers") and the respective amounts of such revenue. Section 3.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of all written agreements, arrangements and understandings (including, without limitation, all amendments, settlement agreements, consents, modifications, supplements and side letters) between the Company and such customers (other than individual purchase orders in the ordinary course of business), true, correct and complete copies of which have been made available to the Purchaser.

          (b) Section 3.18(b) of the Disclosure Schedule contains a summary of all open purchaser orders, by customer, as of the date of this Agreement.

          (c) No customer of the Company has requested that deliveries under any sales order or services to be performed by it under any purchase order be delayed and the Company and each Seller has not been notified of and has no knowledge of any (i) plans of any customer to order less from the Company during calendar year 1999 than such customer ordered during calendar year 1998 at the same or similar prices or (ii) facts which would result in any such decrease in orders during calendar year 1999 as compared to calendar year 1998; provided, however, that this Section 3.18(c) does not require that Sellers make inquiry of any customers other than the Material Customers.

          (d) To the knowledge of Sellers, there are no facts or conditions which (i) upon the giving of notice or the passage of time would constitute a material default under any purchase or sales commitment or order, or (ii) has had or is reasonably likely to have a Material Adverse Effect. Since January 1, 1998, there has been no change that materially adversely affects the business relationship between the Company and any Material Customer. Neither the Company nor either Seller has received any notice (written or oral) from any existing or prospective customer that, upon consummation of the transactions contemplated by this Agreement, the relationship with such customer will be materially adversely affected; and neither the Company nor either Seller has received any notice (written or oral) from any existing customer that said customer intends to file a petition for relief under any provisions of the Bankruptcy Code or make an assignment for the benefit of its creditors.

          (e) Neither the Company nor either Seller has received any notice (whether written or, to the knowledge of Sellers, oral) that any supplier to the Company will not sell raw materials, supplies, merchandise and other goods to the Company and, to the knowledge of the Sellers, no such supplier will discontinue making such sales to the Company after the Closing, in either case on terms and conditions similar in all material respect to those imposed on sales to the Company during the calendar years 1997 and 1998, subject only to general and customary price increases.

          SECTION 3.19. Brokers. Except for Houlihan Lokey Howard & Zukin ("Houlihan"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company or either Seller.


          SECTION 3.20. Insurance Policies. Section 3.20 of the Disclosure Schedule sets forth a true, correct and complete list and description (including face amount of policy, name of insured, carrier, premium, expiration date and whether it is a "claims made" or an "occurrence" policy) of all insurance policies held by the Company. The insurance policies set forth in Section 3.20 of the Disclosure Schedule include all insurance material to the past operation and continued operation of the Business and the Company in a manner consistent with past practice. True, correct and complete copies of all such policies have been made available by the Sellers to the Purchaser. All premiums due to the date hereof on such policies have been paid. All pending claims, if any, made against the Company which are covered by insurance are being defended by the appropriate insurance companies and are described on the Disclosure Schedule. To the knowledge of Sellers, the Company has not failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company's ability to make a claim. Such insurance to the date hereof has (a) been maintained in full force and effect and (b) not been canceled or changed except to extend the maturity dates thereof.

          SECTION 3.21. Receivables. All accounts receivable, notes and other amounts receivable by the Company from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon (collectively, the "Receivables") reflected on the Company Financial Statements or the Interim Financial Statements arose from, and the Receivables existing on the Closing will have arisen from, the rendering of services to persons that are not Affiliates of either Seller or the Company and in the ordinary course of the business of the Company consistent with past practice and, except as reserved against on the Company Financial Statements or the Interim Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company not subject to valid claims of set-off or other defenses or counterclaim and have been collected or will be collectible, without resort to litigation or extraordinary collection activity.

          SECTION 3.22. Full Disclosure. To the knowledge of Sellers, no representation or warranty of the Sellers in this Agreement, nor any statement or certificate furnished or to be furnished by the Sellers to the Purchaser pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          SECTION 3.23. Holdings of the Sellers; Capacity of the Sellers; No Conflict; Litigation.

          (a) The Sellers are the lawful record and beneficial owner of all of the Company Shares, free and clear of all encumbrances (other than restrictions imposed by virtue of applicable securities laws) and no other Person holds any equity interest in the Company (subject to community property rights). Neither Seller is a party to any voting trust, stockholder agreement, proxy or other agreement or understanding in effect with respect to the voting or transfer of any of the Company Shares. Each Seller has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

          (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to either Seller or either Seller's properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by or with respect to either Seller in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

          (c) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Sellers, threatened against either Seller or any of their respective Affiliates or any of their respective properties that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on his ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against either Seller or any of their respective Affiliates or any of their respective properties or assets that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on either Seller's ability to consummate the transactions contemplated by this Agreement.

          (d) Each Seller acknowledges that the shares of Purchaser Common Stock it receives pursuant to the Acquisition will not have been registered under the Securities Act as of the Closing Date, and that such shares may not be reoffered or otherwise disposed of in the absence of registration thereunder or unless such transaction is exempt from, or not subject to, such registration. Each Seller represents that he is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Seller represents that he has sufficient knowledge and experience in financial and business matters so as to be capable of understanding and evaluating the merits and risks of the investment in the Shares. Each Seller acknowledges that he has been furnished with copies of the Purchaser's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and the Purchaser's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1998 and has carefully read such Annual Report and all other documents and information requested by or on behalf such Seller relating to the Purchaser and the Shares. Each Seller acknowledges that he has been given the opportunity to ask questions of, and receive answers from, management of the Purchaser concerning the Purchaser, the Shares and other related matters and to obtain any additional information that such Seller has deemed necessary or desirable in order to evaluate the merits and risks of the investment in the Shares. Each Seller is not relying on any representation or other communication (written or oral) by the Purchaser as investment advise or as a recommendation to acquire the Shares. Nothing in this Section 3.23(d) is intended to limit Purchaser's obligations under this Agreement.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER


          The Purchaser represents and warrants to the Sellers that:

          SECTION 4.01. Corporate Organization and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently conducted. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the Sellers) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          SECTION 4.02.  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser, or by which it or its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Purchaser, pursuant to, or result in a change in any of the terms of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or affected, except, in the case of this clause (iii), for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material

Adverse Effect or prevent or delay the consummation of the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser (including, without limitation, the consummation of the transactions hereunder) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for the registration of shares of Purchaser Common Stock under the Securities Act, state securities or "Blue Sky" laws and the pre-Acquisition notification requirements of the HSR Act. Purchaser meets the eligibility requirements to use Form S-3 under the Securities Act as set forth in General Instructions I.A. and I.B.3 thereof as in effect on the date hereof.

          SECTION 4.03. SEC Filings; Financial Statements. The Purchaser has filed all forms, reports, statements and documents required to be filed with the SEC since June 30, 1997 (the "Purchaser SEC Reports"). The Purchaser SEC Reports (i) were each prepared in accordance with, and at the time of filing complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser SEC Reports constitute all the documents required to be filed by Purchaser under Section 13 of the Exchange Act with the SEC since June 30, 1997. None of the Purchaser's subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements included in the Purchaser SEC Reports (the "Purchaser Financial Statements") (w) were prepared in accordance with the books of account and other financial records of the Purchaser, (x) present fairly the consolidated financial condition and results of operations of the Purchaser as of the dates thereof or for the periods covered thereby, (y) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Purchaser and (z) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Purchaser and the results of the operations of the Purchaser as of the dates thereof or for the periods covered thereby.

          SECTION 4.04.  Common Stock.  Assuming all conditions set forth in
Article VI are satisfied, all shares of Purchaser Common Stock subject to issuance pursuant to this Agreement, shall (i) be duly authorized, validly issued, fully paid and nonassessable and (ii) not be subject to any encumbrances, other than restrictions imposed by applicable securities laws and those created by this Agreement or any pledge or custody agreement contemplated hereby.

          SECTION 4.05. Full Disclosure. No representation or warranty of the Purchaser in this Agreement, nor any statement or certificate furnished or to be furnished to the Sellers pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          SECTION 4.06. Funds. The Purchaser has adequate funds to pay the Aggregate Purchase Price and to make the Loans pursuant to Section 2.04 hereof.

          SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for any such fees and expenses.

          SECTION 4.08. Absence of Certain Changes, Events and Conditions. Since September 30, 1998, there have not been any changes, occurrences, or circumstances with respect to Purchaser which, individually or in aggregate, have had or, are reasonably likely to have a Material Adverse Effect.


          SECTION 4.09.  Litigation; Investment Intent.

          (a) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Purchaser or any of its Subsidiaries or, to the knowledge of Purchaser, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

          (b) Purchaser acknowledges that the Company Shares it receives pursuant to the Acquisition will not have been registered under the Securities Act and that such shares are being acquired by Purchaser for its own account and not with the view to the resale or distribution thereof and may not be reoffered or otherwise disposed of in the absence of registration thereunder and compliance with the requirements of applicable state securities laws or unless such transaction is exempt from, or not subject to, such registration or requirements. Purchaser represents that it is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser represents that it has sufficient knowledge and experience in financial and business matters so as to be capable of understanding and evaluating the merits and risks of the investment in the Company Shares.
Nothing in this Section 4.09(b) is intended to limit Sellers' obligations under this Agreement.


          SECTION 4.10. Pledge Agreement. To the knowledge of Purchaser, the Pledge Agreements will be effective to confer upon Purchaser a valid first priority security interest in the Pledged Securities (as defined in the Pledge Agreements).


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          SECTION 5.01.  Conduct of Business by the Company Pending the Closing.

          (a) Except as contemplated by this Agreement, each Seller covenants and agrees that, during the period between the date of this Agreement and through and including the date on which the Closing occurs, unless the Purchaser shall otherwise agree in writing, the Business shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. Each Seller will not take, and each Seller will not permit the Company to take, any action that either Seller knows or should know would cause any representation or warranty made by either Seller in this Agreement to become untrue in any material respect.

          (b) By way of amplification and not limitation, except as contemplated by this Agreement or as set forth on Schedule 5.01(b) of the Disclosure Schedule, the Company shall not, between the date of this Agreement and the date on which the Closing occurs, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Purchaser:


          (i) amend or otherwise change its Articles of Incorporation or By-laws;

          (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (1) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, or (2) any assets of the Company, except for sales in the ordinary course of business and in a manner consistent with past practice;

          (iii) declare, set aside, make or pay any dividend of other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (v) (1) acquire (including, without limitation, by acquisition, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (2) incur any indebtedness for borrowed money including, without limitation, request an advance or draw down on any existing debt facility, or issue any debt securities or assume, guarantee or endorse, or as an accommodation or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (3) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
(4) authorize any single capital expenditure of which is in excess of $50,000 or capital expenditures for the Company which exceed $150,000 in the aggregate; or
(5) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(v);

          (vi) subject to Section 5.01(b)(iii) above, increase the compensation payable or to become payable or the commission structure applicable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any employee stock ownership plan, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that this Section 5.01(b)(vi) shall not prohibit the Company from, in the ordinary course of business and consistent with the Company's personnel policies and past practices in effect on the date hereof, increasing the compensation payable to existing employees (other than any employee specifically named on Schedules 5.16(b) or 5.16(c) hereof and other than Sellers).

          (vii) make or otherwise pay any contributions to the Company 401(k) Plan (except to the extent required by such Plan, ERISA, the Code or any other applicable Law);

          (viii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (ix) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (x) grant any license or compromise or settle any claims with respect to the Intellectual Property;

          (xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Interim Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice; or

          (xii)   enter into any agreement to do any of the foregoing.

          SECTION 5.02. Further Action; Access; Public Announcements. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereunder. From the date hereof until the Closing, upon reasonable notice to the Sellers, the Sellers shall cause the Company to cause its officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser full access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company, the Business or the Intellectual Property and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the Business (or legible copies thereof) as the Purchaser may from time to time request. In addition, each Seller and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other and the Sellers shall retain any and all Returns and documents in connection with or relating to tax matters of the Company for each taxable period first ending upon the Closing and for all prior taxable periods until the later of (1) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods, or (2) six years following the due date (without extension) for such Returns. Any information relating to Taxes obtained under this Section 5.02 shall be kept confidential except as may be otherwise necessary in connection with a tax matter of the Company. The Purchaser shall consult with the Company prior to issuing any press release or otherwise making any public statements with respect to the Acquisition. Neither the Company nor either Seller shall issue any press release with respect to the transactions contemplated hereunder without the prior written consent of the Purchaser, which shall not be unreasonably withheld. Neither the Company nor either Seller shall otherwise make any public statement prior to the Closing with respect to the transactions contemplated hereunder without the prior written consent of the Purchaser, which shall not be unreasonably withheld. Each party hereto required to make an HSR filing agrees to make an appropriate filing, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Nothing in this Section 5.02 shall require the Purchaser or the Company or any of the Purchaser's subsidiaries to hold, manage or operate any assets separately or to enter into any sale or divestiture of assets or to take any other action that would impair, in any material respect, the benefit to Purchaser of the transactions contemplated by this Agreement.

          SECTION 5.03. Ownership of Company Shares. Each Seller hereby covenants and agrees that, from the date hereof to the earlier to occur of the termination of this Agreement or the Closing, he shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any encumbrance on, or grant any proxy with respect to, Company Shares now owned or that may hereafter be acquired by such Sellers at any time prior to the Closing and any attempt by the Sellers to transfer Company Shares shall be void ab initio.
                                      -- ------

          SECTION 5.04. No Solicitation or Negotiation. Each Seller agrees that between the date of this Agreement and the earlier of (i) the Closing, or
(ii) the earlier termination of this Agreement, none of such Seller, nor any of his respective Affiliates, officers, directors, representatives or agents will solicit, initiate, encourage or accept any inquiries, proposals or offers from any person with respect to an Alternative Transaction (as defined below); participate in any discussions, conversations, negotiations or other communications with any person with respect to an Alternative Transaction; furnish any information to any person in connection with an Alternative Transaction; or otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any proposal or offer by any person with respect to an Alternative Transaction. Each Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any Alternative Transaction. Each Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Each Seller agrees not to, without the prior written consent of the Purchaser, release any person from, or waive any provision of, any confidentiality or standstill agreement to which such Seller or the Company is a party. Pursuant to the terms of any existing confidentiality agreement (except the confidentiality agreement between the Company and Purchaser) to which either Seller or the Company is a party, such Seller shall cause the return or destruction of any confidential or proprietary information in the possession of any third party. For purposes of this Agreement, "Alternative Transaction" means any of the following transactions between the Company, either Seller and any person other than Purchaser or one of its subsidiaries (x) the acquisition or purchase of any of the capital stock of the Company or any subsidiary of the Company or all or substantially all the assets of the Company or any material subsidiary of the Company, (y) a business combination involving the Company or (z) any other extraordinary business transaction involving or otherwise relating to the Company or any material subsidiary of the Company.

          SECTION 5.05. Financial Statements. The Company has delivered to the Purchaser true and complete copies of the balance sheets of the Company as of December 31, 1997 and 1996 and the related statements of earnings and retained earnings and cash flows for each of the fiscal years ended December 31, 1997 and 1996, together with all related notes and schedules thereto (collectively, the "Company Financial Statements"). From the date hereof until the Closing, the Sellers shall use their best efforts to cause the Company's Accountants to make available to the Purchaser, and the Purchaser's Accountants, copies of the Company's Accountants' work papers with respect to the Company Financial Statements on the terms set forth in the letter agreement among Sellers' Accountants and Purchaser. Any interim financial statements of the Company delivered to the Purchaser or the Purchaser prior to the Closing will reflect all taxes accrued during the period covered by such statements and on the date on which the Closing occurs, the Company's books and records will reflect all taxes accrued on or prior to the date on which the Closing occurs. The Sellers will cause the Company to have prepared and filed or otherwise furnished to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Returns relating to the Company that are due on or before the date on which the Closing occurs.

          SECTION 5.06.  Indemnification of Directors and Officers.

          (a) Following the Closing, the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each Seller, Randy Kipp and Jack Dullmeyer, and their respective heirs and personal representatives (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Closing), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee or agent of the Company, any predecessor corporation to the Company or employee benefit plan of the Company in each case occurring before the Closing (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company, shall pay the fees and expenses of counsel selected by any

Indemnified Party, which counsel shall be reasonably satisfactory to the Company promptly after statements therefor are received (unless the Company shall elect to defend such action) and (ii) the Company shall cooperate in the defense of any such matter.

          (b) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing entity in such consolidation or acquisition or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made in writing so that the successors and assigns of the Company honor the indemnification obligations set forth in this
Section 5.06.

          (c) Except as otherwise provided in Section 5.06(d), the obligations of the Company under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any person to whom this Section 5.06 applies without the consent of such affected person (it being expressly agreed that each such person to whom this Section 5.06 applies shall be a third-party beneficiary of this Section 5.06).

          (d) Sellers hereby agree that in no event shall either Seller be entitled to indemnification pursuant to this Section 5.06, pursuant to any other agreement or instrument, pursuant to the Company's certificate of incorporation or bylaws or otherwise with respect to any matter or state of facts or affairs which shall constitute a breach of any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement or the Custody Agreement, the Notes or the Pledge Agreements.

          SECTION 5.07.  Tax Matters.

          (a) The final federal and state income tax returns of the Company for the short S corporation taxable year ending the day before the Closing in accordance with Sections 1362(d)(2)(B) and 1362(e)(1) of the Code (the "Final S Returns") shall be prepared by the Purchaser on behalf of the Company.
Purchaser agrees to engage Sellers' Accountants, provided it can do so on terms consistent with past engagements by the Company, for such purpose at Purchaser's cost and expense. Items of income, expense, deduction, loss and credit shall be allocated between the S short year and the C short year period during the current taxable year before the Closing in accordance with normal tax accounting methods as required by Section 1362 of the Code based on the Closing Financial Statements. The Final S Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company (except to the extent counsel for the Sellers or Purchaser determines there is no reasonable basis in law therefor or determines that a Final S Return cannot be so prepared and filed or an item so reported without being subject to penalties). The Company shall provide the Sellers and Purchaser and their authorized representatives with a copy of each completed Final S Return, together with appropriate supporting information and schedules at least 30 Business Days prior to the due date (including any extension thereof) for the filing of such Final S Return, and the Sellers and their authorized representatives shall have the right to review and comment on such Final S Return prior to the filing of such Final S Return. The Sellers shall pay when due and payable all taxes with respect to the Company for any period ending before the Closing Date. The Purchaser shall cause to be prepared and filed on behalf of the Company all tax returns required to be filed by the Company after the Closing, including such returns relating to periods ending on or before the Closing but which were not required to be filed on or before the Closing (other than Final S returns). With respect to any return required to be filed by the Company and as to which an amount of tax (net of tax credits) is attributable to a taxable period ending on or before the Closing Date, the Purchaser shall provide the Sellers with a complete and accurate statement representing and certifying the amount of tax payable by the Company shown on such return that is attributable to such taxable period and is not reserved on the Closing Balance Sheet, and the Sellers shall pay to the Purchaser within five Business Days of receipt of such statement such portions of such amount as constitutes taxes assessed on or attributable to the income of the Company (exclusive of California income taxes assessed on the income of an "S" corporation).

          (b) The Purchaser shall promptly notify each Seller in writing of any written notice of a proposed assessment or claim in a tax audit or administrative or judicial proceeding involving the Purchaser or the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Agreement (a "Tax Claim"). The Purchaser shall have the right to control the conduct of such audit or proceeding and shall keep each Seller informed of the progress of any such audit or proceeding, and each Seller shall have the right to participate in the conduct of such audit or proceeding. The Purchaser shall not enter into any compromise or agree to settle any Tax Claim without the written consent of each Seller, which consent may not be unreasonably withheld.

          (c) Sellers shall promptly, but in any event not later than 60 days before the last date an Election (as defined below) would be permitted to be filed (i) cooperate with Purchaser in the preparation of an election under
Section 338(h)(10) of the Code (the "Election") with respect to the purchase of the Shares hereunder and (ii) unless Purchaser thereafter shall notify Sellers in writing, prior to the last date on which the Election may be made, that the Election not be made, jointly file such Election with Purchaser on a timely basis and comply with the rules and regulations applicable to such Election. These principles also shall apply to any similar election as may be available under applicable state or local Laws and specified by the Purchaser.

          (d) For purposes of making such Election, Purchaser and Sellers by mutual agreement shall determine the value of the tangible and intangible assets of the Company and shall timely provide Sellers with an allocation of Purchaser's adjusted grossed-up basis in the Shares (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets, which shall be binding upon Purchaser and Sellers for purposes of allocating the deemed selling price (within the meaning of the Treasury Regulations) among the assets of the Company. The Sellers agree that they will be solely responsible for, and shall timely pay, any and all Taxes which arise as a result of the filing of the Election and any similar state or local election.

          SECTION 5.08. Real Estate. At the Closing, the Company and Kippartners shall enter into a five-year triple-net lease agreement ("930 Wanamaker Lease") for the building located at 930 Wanamaker, in the County of San Bernardino, California, at a base rent of $25,000 per month, subject to an annual adjustment reflecting any annual increase in the consumer price index commencing on the first anniversary and each anniversary thereafter during the term of the 930 Wanamaker Lease, and with the Purchaser having the option to renew for a second five-year term, which 930 Wanamaker Lease shall be substantially in the form of Exhibit 5.08 hereto.
                             ------------

          SECTION 5.09. Confidentiality. Each Seller acknowledges that the Company is engaged in the Business. Each Seller understands and acknowledges that financial information and information concerning the operation and methodology of the Company and its Affiliates, including, without limitation, business, manufacturing and research plans, financial information, information concerning the identity and source of supply of raw materials and equipment and machinery, manufacturing methods, processes and techniques, specifications and tolerances of products, research and development, Intellectual Property, quality control, test instructions, field testing data, performance and reliability data, product design, protocols, manuals, scientific data, computer source codes, programs, software, prices and pricing formulae, know-how and specifications, copyrights, trade secrets, market information, data and customer and sales and marketing information (collectively, "Proprietary Information") are proprietary to the Company or such Affiliates and of great value to the Company and the Purchaser. Each Seller agrees that, at all times before or after the Closing, he will keep confidential and will not disclose, directly or indirectly, any such Proprietary Information to any third party (except as required pursuant to the duties of his employment with the Company or to his attorneys who have professional duties to hold such Proprietary Information in confidence or other professional advisors who have agreed in writing to be bound by the terms hereof, in either case on a need-to-know basis solely for purposes of enforcement or interpretation of any term or provision of the Acquisition, including legal action arising therefrom) and will not misuse, misappropriate or exploit such Proprietary Information in any way; provided, however, that the obligations of this Section 5.09 shall not apply in the event of any termination of this Agreement prior to the Closing). The restrictions contained herein shall not apply to any information that (i) is or becomes available to the public or generally to the trade or industry otherwise than by (A) a breach by either Seller of this Section 5.09, (B) a breach by either Seller of any other confidentiality agreement between such Seller and Purchaser or any of its Affiliates, or (C) fault of either Seller, (ii) was required to be disclosed by an applicable Law or judicial process, provided that in the event such disclosure is required by a judicial process, the appropriate Seller will attempt to delay such disclosure in order to allow Purchaser an opportunity to either appeal the requirement for such disclosure or seek a protective order with respect thereto, or (iii) is independently developed by such Seller after the Restricted Period or by a third party (other than a third party acting at the direction of, with the assistance of, in cooperation with or otherwise in any manner in concert with either Seller) otherwise than by (A) a breach by either Seller of this Section 5.09 or (B) a breach by either Seller of any other confidentiality agreement between such Seller and Purchaser or any of its Affiliates. In the event that any third party shall unlawfully, and without either Seller's consent or assistance, obtain any Proprietary Information from the Sellers, and Sellers become aware thereof, then Sellers shall notify Purchaser thereof and shall use their reasonable best efforts to cooperate with Purchaser in any efforts Purchaser determines to undertake to prevent such third party from directly or indirectly disclosing, using, misusing, appropriating or exploiting such Proprietary Information.

          SECTION 5.10. Restrictions on Solicitation. During the period beginning on the Closing and ending on fifth anniversary of the Closing (the "Restricted Period"), each Seller agrees that he shall not, directly or indirectly, without the prior written approval of the Purchaser, solicit or contact any customer or any prospective customer of the Company for any commercial pursuit that could be reasonably construed to be in competition with the Business or induce, or attempt to induce, any employees, agents or consultants of or to the Company to do anything from which such Seller is restricted by reason of this Agreement nor shall such Seller, directly or indirectly, offer or aid others to offer employment to, or interfere or attempt to interfere with any employment, consulting or agency relationship with, any employees, agents or consultants of the Company or any individuals who were, within twelve (12) months prior to an offer of employment by Seller, employees, agents or consultants of the Company. In no event shall the publication of a "help wanted" advertisement constitute solicitation prohibited by this Section 5.10, provided that such advertisement is in no way specifically targeted to persons covered hereby and no such persons are in fact hired.

          SECTION 5.11.  Restrictions on Competition.

          (a) During the Restricted Period, each Seller agrees that he shall not (as principal, agent, employee, consultant or otherwise), directly or indirectly, without the prior written approval of the Purchaser, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise with any firm or business in any county within the State of California, or in any city, county or area outside the State of California within the Territory (as defined below) which business is (i) engaged in direct or indirect competition with the Business, or
(ii) developing products or services competitive with those of (or under development by) the Business (each of the firms and businesses in clauses (i) and (ii) collectively (a "Competitive Business"), in any such, city, county, or area, so long as the Purchaser carries on such business in such city, county or area. For purposes of this Agreement, "Territory" shall mean the United States, Canada, Europe, Asia and Latin America. Notwithstanding the foregoing, each Seller may have an interest consisting of publicly traded securities constituting less than two percent of any class of publicly traded securities in any public company engaged in a Competitive Business (a "Competing Company") so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such Competing Company. Notwithstanding anything to the contrary herein, the parties agree that it is anticipated that after the Closing the Business will include the manufacturing and distribution of injection molded laboratory disposables (the "Laboratory Business"), which business is currently part of the business of the Purchaser and each Seller therefore agrees that for purposes of this Section 5.11 but not
Section 1.02(g) hereof, the Laboratory Business will be deemed to be a Competitive Business.

          (b) For purposes of the covenant not to compete set forth in paragraph
(a) of this Section 5.11, each Seller acknowledges that the Company presently conducts the Business within each county in the State of California and in areas outside California that are located throughout the United States and the world. Each Seller agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company in the conduct of the Business. The parties intend that the covenant contained in this Section 5.11(b) of each Seller shall be construed as a series of separate covenants, one for each geographic areas specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the provisions of Section 5.11(a).

          (c) Each Seller agrees that at any time during the Restricted Period, such Seller shall not make, or cause or encourage any Affiliate of such Seller or encourage any other person to make, any statements or other communications to any third party that impugns or attacks, or is otherwise critical of, the reputation, products, services or character of the Company, its Affiliates or any of their respective officers, directors or employees; provided, however, that nothing contained in this Section 5.11(c) shall affect Sellers' rights to dispute the calculation of the Earnout Payment provided herein or to enforce or interpret this Agreement or the agreements contemplated hereby by appropriate judicial process.

          (d) To the extent that any provision of this Section 5.12 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant. The covenants contained in this Section 5.12 are independent of, and in addition to, any covenants contained in any employment agreement entered into by and between the Purchaser or a subsidiary thereof and either Seller.

          SECTION 5.12. Additional Covenant. Each Seller agrees that during the Restricted Period he will not intentionally take any action to cause the Company to lose any material customers or sales or that would otherwise be materially adverse to the Company's business or prospects.

          SECTION 5.13. Intellectual Property. At or prior to Closing, each Seller will assign to the Company all of such Seller's interests in the following, the effectiveness of such assignments to be reasonably satisfactory to Purchaser: (i) U.S. Patent Number 5,730,418; (ii) U.S. Patent Applications 08/834,090 and 09/154,939; (iii) U.S. Patent Number 5,782,816; (iv) U.S. Patent
Number 5,620,427; (v) any foreign patents or patent applications relating to any of the foregoing; (vi) the rights of each Seller with respect to any other U.S. or foreign patent or trademark or patent or trademark applications with respect to Intellectual Property.

          SECTION 5.14. Restrictions on Purchaser's Impugning Sellers'. Purchaser agrees that at any time during the Restricted Period, Purchaser shall not make, or cause or encourage any Affiliate of Purchaser or encourage any other person to make, any statements or other communications to any third party that impugns or attacks, or is otherwise critical of, the reputation or character of either of the Sellers; provided, however, that nothing contained in this Section 5.14 shall affect Purchaser's rights to dispute the Sellers' or the Sellers' Accountants' calculation of the Earnout Payment provided herein or to enforce or interpret this Agreement or the agreements contemplated hereby by appropriate judicial process.

          SECTION 5.15. Stock Transfer Restriction Agreement. The Sellers and the Company will terminate that certain Stock Transfer Restriction Agreement dated as of January 9, 1994 on or prior to the Closing Date, and, on or prior to such date, all parties thereto will have waived any rights thereunder resulting from the execution, delivery and consummation of this Agreement.

          SECTION 5.16.  Corporate Governance.

          (a) Prior to the Closing Date, the Sellers shall cause the Company to:
(i) enter into settlement and release agreement (the "Release Agreement") with each of R.W. ("Skip") Zeiler and Gary Werschmidt, as the holders of outstanding Phantom Stock Awards (the "Award Holders"), which Release Agreements shall provide as set forth on Schedule 5.16(a) hereto and shall be reasonably satisfactory to Purchaser; and (ii) pay to the Award Holders the amounts set forth on Schedule 5.16(a) hereto.

          (b) Promptly following the Closing Date, the Purchaser shall cause the Company to adopt the bonus plan (the "Supplemental Bonus Plan") described in
Schedule 5.16(b) hereto.

          (c) Prior to the Closing Date, Sellers shall cause the Company to pay special cash bonuses to the employees listed on Schedule 5.16(c) hereto, such bonuses to be in the amounts specified therein (the "Pre-Closing Bonuses"). The aggregate amount of Pre-Closing Bonuses actually paid by the Company prior to the Closing Date is referred to herein as the "Pre-Closing Bonus Amount."

          (d) On the Closing Date, Purchaser shall grant options to purchase shares of Purchaser Common Stock in the amounts and to the persons listed on
Schedule 5.16(d) hereto.

          (e) Nothing contained in this Section 5.16 or in any plan or agreement executed pursuant hereto and in accordance herewith shall create any obligation on the part of the Company or Purchaser or any of their respective Affiliates to continue to employ any person identified herein or in Schedules 5.16(a), 5.16(b), 5.16(c) or 5.16(d) as the intended recipient of any award or payment.

          SECTION 5.17. Material Inducement. The parties hereby acknowledge and agree that the covenants set forth in Sections 5.09, 5.10 and 5.11 hereof and in Sections 5.1, 5.2 and 5.3 of the Employment Agreements constitute material inducements to Purchaser in entering into the Agreement and the agreements contemplated hereby and in consummating the transactions contemplated hereby and thereby.

          SECTION 5.18. Houlihan Fees. The Sellers hereby agree that they shall be solely responsible for all fees and expenses described in Section 3.19 hereof, including, without limitation, the fees and expenses of Houlihan, except as set forth in Schedule 5.18 of the Disclosure Schedule.

          SECTION 5.19. Additional Obligations of Purchaser. Purchaser shall credit, as payment by Sellers under the Notes and Pledge Agreements, all amounts of Total Proceeds (without reduction for Sales Commissions as to which Purchaser is responsible pursuant to Section 2.01(c)) received by or in any account of Purchaser, in any capacity, or by Purchaser's agents (other than the Escrow Agent) or representatives, or by the attorneys-in-fact of Sellers appointed under the Custody Agreement, in accordance with Article II of this Agreement. Purchaser shall indemnify and hold harmless Sellers from any misappropriation of such funds or other breach of the terms or provisions of this Agreement by any of the foregoing persons.

                                   ARTICLE VI

                           CONDITIONS TO THE CLOSING

          SECTION 6.01 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Closing shall be subject to the prior fulfillment of each of the following conditions:

          (a) Representations and Warranties; Agreements and Covenants. (i) The representations and warranties of each Seller contained in this Agreement (as qualified by the Disclosure Schedule to the extent provided herein and amendments thereto as permitted by Article III hereof) shall be true and correct on and as of the Closing Date with the same force and effect as if made as of the Closing Date, (ii) all the agreements contained in this Agreement to be performed or complied with by the Company and the Sellers at or before the Closing shall have been performed or complied with and (iii) the Purchaser shall have received a certificate from each Seller substantially in the form of
Exhibit 6.01(a) hereto.
---------------

          (b) Consents and Approvals. All waivers, licenses, agreements, permits, consents, approvals or authorizations of third parties or governmental agencies or any modifications or amendments to existing agreements with third parties required to be obtained in connection with this Agreement shall have been obtained and shall be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to carry out the transactions contemplated hereby.

          (c) Litigation. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any federal, state or foreign court or governmental, administrative or regulatory authority or agency by any federal, state or foreign legislative body, court, government or governmental, administrative or regulatory authority or agency that shall have remained in effect and that shall have had the effect of making illegal the consummation of any of the transactions hereunder.

          (d) Opinion. The Purchaser shall have received an opinion from Stradling, Yocca, Carlson and Rauth substantially in the form attached hereto as
Exhibit 6.01(d).
---------------

          (e) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (f) Employee Arrangements. The Employment Agreements dated the date hereof between the Company and each Seller shall remain in full force and effect (the "Employment Agreements").

          (g) Release From Certain Indebtedness and Guarantees; Termination of Certain Agreements. The Company shall have been released, pursuant to documents reasonably satisfactory to Purchaser, as of the Closing, from all of its obligations pursuant to indebtedness and/or guarantees set forth on Schedule 6.01(g). Sellers shall have paid any fees in connection with such releases. Purchaser shall have received legally binding documentation reasonably satisfactory to Purchaser evidencing the termination without liability to the Purchaser or the Company of all agreements arrangements and transactions between or among each Seller or any of his Affiliates (other than the Company), on the one hand, and the Company on the other hand, other than agreements entered into pursuant to the provisions of this Agreement.

          (h) No Material Adverse Change. There shall have occurred no material adverse change in the business, prospects, financial condition or results of operations of the Company or of Purchaser.

          (i) The Leases. The 930 Wanamaker Lease shall have been executed by Kippartners. The Company shall have obtained an estoppel certificate from and the consent of the lender to Kippartners with respect to the property subject to the 930 Wanamaker Lease. The Company shall have obtained a title insurance policy reasonably satisfactory to Purchaser with respect to the Company's right to possession of the Property subject to the 930 Wanamaker Lease. The Company shall have obtained consents and estoppel certificates satisfactory to

Purchaser with respect to the Acquisition from the lessors of the properties at 4500 Wall Street and 950 South Wanamaker.

          (j) 1997 Financial Statements. Purchaser's Accountants shall have delivered the 1997 Financial Statements in form and content satisfactory to Purchaser with an unqualified opinion thereon.

          (k) Debt of the Company. Except as contemplated by Section 6.01(g), all indebtedness of the Company outstanding on the date hereof shall remain in full force and effect, with only those modifications as shall be approved by Purchaser in writing and Sellers shall have obtained from the respective lenders their written consent, if required, to the consummation of the Acquisition as contemplated by this Agreement, so as to permit such indebtedness to remain outstanding after the Closing.

          (l) Release from Houlihan Obligations. The Company shall have been released from, and the Sellers shall have assumed any and all obligations of the Company to Houlihan in excess of $25,000.

          (m) Certificates. Sellers shall have delivered to Buyer such certificates of Sellers or of officers of the Company to evidence compliance with the conditions set forth in this Section 6.01 as may reasonably be requested by Purchaser.

          SECTION 6.02. Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Closing shall be subject to the prior fulfillment of each of the following conditions:

          (a) Representations and Warranties; Agreements and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing, with the same force and effect as if made as of the Closing, (ii) all the agreements contained in this Agreement and in any certificates or agreements of the Purchaser delivered pursuant hereto to be performed or complied with by the Purchaser, at or before the Closing, shall have been performed or complied with and (iii) the Company and the Sellers shall have received a certificate of the Purchaser, signed by a duly authorized officer thereof, substantially in the form of Exhibit 6.02(a)
                                                              ---------------
hereof.

          (b) Consents and Approvals. All waivers, licenses, agreements, permits, consents, approvals or as of third parties or governmental agencies or any modification or amendments to existing agreements with third parties required to be obtained in connection with this Agreement shall have been obtained and shall be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to carry out the transactions contemplated hereby.

          (c) Litigation. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any federal, state or foreign court or governmental, administrative or regulatory authority or agency by any federal, state or foreign legislative body, court, government or governmental, administrative or regulatory authority or agency that shall have remained in effect and that shall have had the effect of making illegal the consummation of any of the transactions hereunder.

          (d) Opinion. The Sellers shall have received an opinion from Stroock & Stroock & Lavan LLP substantially in the form attached hereto as Exhibit
                                                                   -------
6.02(d).
-------

          (e) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (f) Employee Arrangements. The Employment Agreements shall remain in full force and effect.

          (g) Stock Option Agreement. Stock Option Agreements between the Purchaser and each Seller substantially in the form of Exhibits 6.02(g)(i) and
                                                       -------------------
6.02(g)(ii) hereto (the "Stock Option Agreements") shall have been executed by
-----------
the Purchaser.

          (h) The Lease. The 930 Wanamaker Lease shall have been executed by the Purchaser.

          (i) The Letters of Credit. A Letter of Credit shall have been delivered to each Seller.

          (j) Release of Guarantees and Termination of Certain Agreements. Kippartners shall have been released, pursuant to documents reasonably satisfactory to Sellers, as of the Closing from all of its obligations pursuant to the indebtedness and/or guarantees set forth on Exhibit 6.02(j) hereto.
                                                   ---------------
Purchaser shall have paid any fees in connection with such releases.

          (k) No Material Adverse Change. There shall have occurred no material adverse change in the business, prospects, financial condition or results of operations of the Purchaser (it being understood that a change or changes in the price of Purchaser Common Stock shall in no circumstance be deemed to constitute such a material adverse change) or the Company.

          (l) Debt of the Company. Except as contemplated by Section 6.01(g), all indebtedness of the Company outstanding on the date hereof shall remain in full force and effect, with only those modifications as shall be approved by Purchaser in writing and Sellers shall have obtained from the respective lenders their written consent, if required, to the consummation of the Acquisition as contemplated by this Agreement, so as to permit such indebtedness to remain outstanding after the Closing.

          (m) Certificates. Purchaser shall have delivered to Sellers such certificates of Purchaser or of officers of Purchaser to evidence compliance with the conditions set forth in this Section 6.02 as may reasonably be requested by Sellers.

          (n) 1997 Financial Statements. Purchaser's Accountants shall have delivered the 1997 Financial Statements in form and content satisfactory to Sellers with an unqualified opinion thereon.

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

                                  ARTICLE VII

                                INDEMNIFICATION

          SECTION 7.01. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until March 31, 2000 provided, however, that (i) the representations and warranties contained in Sections 3.01(a), 3.02, 3.19, 3.23(a), 4.01 and 4.04 shall survive indefinitely, (ii) the representations and warranties contained in Sections 3.08 and 3.15 shall survive until the close of business on the 120th day following the termination of all liabilities arising from the subject matter thereof pursuant to all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof), and (iii) the representations and warranties contained in Section 3.17 shall survive the Closing until the fifth anniversary thereof. Neither the period of survival nor the liability of each Seller with respect to his representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser, and neither the period of survival nor the liability of the Purchaser with respect to the representations and warranties of the Purchaser shall be reduced by any investigation made at any time by or on behalf of either Seller. If written notice of a claim has been given in accordance with Section 7.02(c) prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.


          SECTION 7.02.  Indemnification by the Sellers and the Purchaser.

          (a) After the Closing, the Purchaser and its Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") shall be indemnified and held harmless by the Sellers, jointly and severally, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (a "Loss"), arising out of or resulting from the breach of any representation or warranty made by each Seller in this Agreement or from any wrongful drawing against any Letter of Credit. To the extent that the undertakings set forth in this Section 7.02(a) may be unenforceable, each Seller shall, subject to the other provisions of this Article VII, contribute the maximum amount that he is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the parties entitled to indemnification hereunder.

          (b) After the Closing, each Seller and the respective Affiliates, officers, director, employees, agents, successors and assigns of the Company shall be indemnified and held harmless by the Purchaser for any and all Losses actually suffered or incurred by them arising out of or resulting from the breach of any representation or warranty made by the Purchaser in this Agreement, the Custody Agreement or any Pledge Agreement or any wrongful dishonor of any Letter of Credit. To the extent that the Purchaser's undertakings set forth in this Section 7.02(b) may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the parties entitled to indemnification hereunder.

          (c) Any party seeking indemnification under this Article VII (an "Indemnified Party") shall give each person from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination and, in any event, prior to the expiration of the applicable representations and warranties as set forth in Section 7.01 hereof, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this
Article VII except to the extend such Indemnifying Party is materially prejudiced by such failure. The obligations and liabilities of an Indemnifying Party under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give each Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VII except to the extent such Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party or Parties acknowledge in writing its or their obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim (subject to the limitations set forth in Sections 7.03 and 7.04 hereof), then the Indemnifying Party or Parties shall be entitled to assume and control the defense of such Third Party Claim at its or their expense and through counsel of its or their choice if it or they give notice of its or their intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party or Parties, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party or Parties (which expenses shall be reasonable). In the event the Indemnifying Party or Parties exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party or Parties in such defense and make available to the Indemnifying Party or Parties, at the Indemnifying Party or Parties' expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Parties. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party or Parties shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party or Parties' expense, all such witnesses, records, materials and information in the Indemnifying Party or Parties' possession or under the Indemnifying Party or Parties' control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party or Parties without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Purchaser shall use its best efforts to defend in a commercially reasonable manner any Third Party Claim alleging that the conduct of the Company's business infringes any Intellectual Property of such third party. Notwithstanding anything in this Section 7.02(c) to the contrary, Section 5.08(b) shall govern with respect to any Tax Claim.

          (d) Each Seller and the Purchaser agree to treat all payments made either by, to or for the benefit of the other (including any payments to the Company) under the indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price or as capital contributions for tax purposes and that such treatment shall govern for purposes hereof; provided, however, that if, in the opinion of tax counsel to the Indemnified Party, which tax counsel shall be reasonably satisfactory to the Indemnifying Party and which opinion shall be also addressed to the Indemnifying Party, relevant applicable authority requires otherwise, then such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis with respect to the applicable jurisdiction. The provisions of this Section 7.02(d) shall in no way increase the limitation set forth in Section 7.04(a)(ii).

          SECTION 7.03.  Limitation of Remedies.

          (a) The parties hereby agree that as a material inducement to each of them to enter into, and as condition for, this Agreement, the indemnification provided by this Article VII, subject to the limitations set forth herein, shall be the sole and exclusive post-Closing remedy available to the parties hereto for any breach of any representation or warranty contained in this Agreement, the Custody Agreement or any Pledge Agreement. The parties hereto acknowledge that no party hereto has made any representation or warranty to any other party hereto other than as set forth in this Agreement, the Custody Agreement and the Pledge Agreements.

          (b) In no event shall any party hereto be entitled to rescission of this Agreement as a result of any breach of any representation, warranty, covenant or agreement contained herein or in the Custody Agreement or any Pledge Agreement.

          (c) The amount of any recovery to which any Indemnified Party shall be entitled pursuant to Section 7.02 shall be net of (i.e., after deducting) any insurance proceeds inuring to such Indemnified Party as a result of the facts which entitle such Indemnified Party to indemnification pursuant to Section
7.02. The amount of any recovery to which any Indemnified Party shall be entitled pursuant to Section 7.02 shall be net of (i.e. after deducting) any amounts recovered by such Indemnified Party from any third party with respect to the facts which entitle such Indemnified Party to indemnification pursuant to
Section 7.02; provided, however, that such Indemnified Party shall have no obligation to seek to recover any such amounts from any such third party but only to notify the Indemnifying Party of such potential right of recovery on a reasonably prompt basis and to cooperate with the Indemnifying Party to the extent described below; provided further, that to the extent an Indemnifying Party actually indemnifies an Indemnified Party, such Indemnifying Party shall be subrogated with respect to the rights, if any, of the Indemnified Party to seek a recovery from such third party and the Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the sole cost and expense of the Indemnifying Party but without charge for reasonable time spent by the Indemnified Party or the Indemnified Party's regular employees in rendering such cooperation.

          (d) The parties shall have all remedies available at law or in equity with respect to any claims based on (i) specific allegations of any fraud which is knowing or intentional as provided by applicable statute or the common law (provided such claims are not made in bad faith) or (ii) for breach of any covenant or agreement that is not a representation or warranty contained in this Agreement (including, without limitation, the agreements set forth in Section
5.07 hereof); provided, however, that with respect to any claim based on a breach of a covenant or agreement contained in Article III, Section 5.02 or
Section 5.05, if such breach is determined to have occurred other than with the prior knowledge of Sellers, then the Purchaser's remedy with respect to such claim shall be limited by the provisions of Section 7.04(a) as if such claim was a Loss governed thereby. No claim may be brought against Sellers under or pursuant to the Notes or the Pledge Agreements that would be prohibited by the non-recourse provisions thereof.

          (e) No claim for indemnification may be made hereunder for breach of any representation or warranty after the end of any survival period set forth in
Section 7.01.

          (f) Any liability of Sellers for breach of the covenants contained in Sections 5.09 through 5.12 hereof shall be several and not joint, and neither Seller shall have responsibility for the other Seller with respect thereto.

          (g) If, on the Earnout Payment Date or the Final Earnout Payment Date, Sellers are entitled to an earnout payment pursuant to Article II and Sellers have agreed in writing to Sellers' obligation to pay an amount relating to an outstanding indemnification obligation under this Article VII, Purchaser shall withhold from any such earnout payments an amount equal to such outstanding indemnification obligations.

          (h) Notwithstanding anything to the contrary herein, after the Closing Purchaser shall be deemed to have accepted the 1997 Financial Statements and may not seek indemnification for a breach of Sections 3.05, 3.06, 3.14, 3.21 or 3.22 based on differences between the 1997 Financial Statements and the Company Financial Statements or on proposed adjustments set forth in writing by Purchaser's Accountants that were not made.

          (i) Notwithstanding anything to the contrary herein, if Sellers shall pay to Purchaser an Asset Deficiency Amount pursuant to Section 1.05 and if the facts and circumstances giving rise to such Asset Deficiency Amount also constitute a breach of a representation or warranty in Article III hereof, then Purchaser may not seek indemnification from Sellers pursuant to Section 7.02 except to the extent the Loss resulting from such breach exceeds the Asset Deficiency Amount (without regard to Section 7.04(a)(i) hereto).

          SECTION 7.04.  Limits on Indemnification.

          (a) Notwithstanding anything to the contrary contained in this Agreement except as set forth in Section 7.04(b), (i) the Purchaser Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to
Section 7.02 until such Losses aggregate $200,000 and (ii) the maximum amount of indemnifiable Losses which may be recovered from the Sellers arising out of or resulting from the causes enumerated in Section 7.02 shall be an amount equal to twenty-five percent (25%) of the Total Consideration.

          (b) The limit on indemnification contained in Section 7.04(a)(ii) shall be equal to the Total Consideration with respect to Losses arising out of or resulting from a breach of the representations and warranties contained in Sections 3.01(a), 3.02, 3.15, 3.19 and 3.23(a).

                                  ARTICLE VIII

                                 DEFINED TERMS

          SECTION 8.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" shall mean, when used with respect to a specified person, another person that, either directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified and, in the case of a natural person, includes Associates of the person specified.

          "Associates" shall have the meaning such term is given in Rule 14a-1 promulgated under the Exchange Act as in effect on the date hereof.

          "Business" means the business of the Company as it exists on the Closing Date and through the end of the later of (i) Sellers' employment agreements, or any extensions or renewals thereof, with Porex or (ii) the Determination Period, which includes, but is not limited to: (i) manufacturing custom injection molds; (ii) providing contract injection molding services; and
(iii) designing, manufacturing and distributing injection molded plastic products.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof.

          "Change of Control of Purchaser" shall be deemed to have occurred at such time as any person (excluding Martin J. Wygod and/or his Affiliates), together with such person's Affiliates or Associates (collectively, an "Acquiring Person" ), is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement) as a result of a purchase, merger, acquisition, transfer or similar transaction (an "acquisition"), of shares of capital stock of Purchaser entitling the Acquiring Person to exercise more than 50% of the total voting power of all shares of capital stock then outstanding and entitled to vote in elections of directors; provided, however, that a "Change of Control" shall be deemed not to have occurred with respect to an acquisition (including, but not limited to, an acquisition by Purchaser or a subsidiary of Purchaser of a business for consideration consisting of or including shares of Purchaser Common Stock and/or securities convertible into or exercisable or exchangeable for shares of Purchaser Common Stock) if, in the case of such acquisition, the terms of such acquisition provide that from and after such acquisition and until at least the Earnout Payment Date, inclusive, either (i) the Acquiring Person shall cause Martin J. Wygod to hold the position of Chairman of the Board and/or Chief Executive Officer and/or President and/or any similar title of Purchaser or (ii) the Acquiring Person shall cause Martin J. Wygod to be to be the final arbiter on behalf of Purchaser with full authority with respect to the matters provided for in Sections 1.02(b), 1.02(c), 1.02(d), 1.02(f), 1.02(g), 1.02(h), 2.06,
2.07, 2.08 and 2.09 hereof.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date hereof.

          "Determination Period EBIT" means net income of the Company for the Determination Period, excluding (i) interest income and expense, (ii) income tax expense and (iii) extraordinary items, if any, of income or expense, determined in accordance with GAAP, and except that in determining Determination Period
EBIT: (i) there shall be excluded from the calculation: (A) any expenses, costs or losses of the Company for which the Sellers are required to provide indemnification under Article VII of this Agreement to the extent and only to the extent that Sellers have actually reimbursed the Company for such expenses, costs or losses or have actually agreed in writing to an offset thereof against the Earnout Payment or notwithstanding that such amounts are below the threshold in Section 7.04(i); (B) allocations by Purchaser and its Affiliates of corporate overhead to the Company other than reasonable intercompany charges for services provided or costs incurred by Purchaser or one of its Affiliates on behalf of the Company (e.g., Umbrella Coverage) where the same are utilized by the Company and the rate charged to the Company is no higher than would be charged to the Company by an unaffiliated third party, provided that intercompany charges for employee benefits for Company employees, which may be provided by Purchaser and the cost of which benefits may be charged to the Company on a basis generally consistent with how employee benefits are charged to other subsidiaries of Synetic) or (C) any costs or expenses of management employees added to the Company other than (I) replacement employees for positions in existence on the Closing Date to the extent their compensation is comparable and (II) positions budgeted to be hired as set forth on Schedule 8.01 hereto; (D) any losses resulting from the sale of capital assets of the Company; (E) any Earnout Payment or Preliminary Earnout Payment; (F) deduction for the amortization of any portion of the Aggregate Purchase Price or for any transaction expenses paid or assumed by the Company or additional depreciation as a result of asset write-ups; (G) stock option or phantom stock compensation expense; (H) non-recurring one-time charges or expenses or income, including, but not limited to, start-up costs for new plants or facilities; (I) adjustments in accordance with GAAP that relate to periods ending prior to the Determination Period.

          "Environment" means surface water, groundwater, soil, subsurface strata and ambient air.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereafter "Claims"), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

          "Environmental Condition" means a condition relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or a Release of Hazardous Materials into the Environment.

          "Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C.
(S) 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S) 6901 et seq.; the Clean Water Act, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Atomic Energy Act, 42 U.S.C. (S) 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. (S) 301 et seq.

          "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

          "Governmental Authority" means (i) any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body or (ii) any arbitral or other non-governmental dispute resolution body.

          "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

          "Intellectual Property" means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, (ii) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (iii) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (iv) trade secrets and confidential, technical or business information (including the Company's manufacturing processes), and all ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (v) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) copies and tangible embodiments of all the foregoing, in whatever form or medium, (vii) issued patents and patent applications, (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (ix) licenses or sublicenses to the Company, or by the Company to any third party, in connection with any of the foregoing, and (x) all rights to sue and recover and retain damages and costs and attorneys' fees for past, present and future infringement or breach of any of the Intellectual Property rights hereinabove set forth. As used herein, the term "Intellectual Property" shall be deemed to include "Owned Intellectual Property" and "Licensed Intellectual Property."

          "Knowledge of the Sellers" and "Sellers' Knowledge" and "knowledge of each Seller" and words of similar import shall mean actual knowledge of each Seller after due inquiry and the actual knowledge of R.W. ("Skip") Zeiler, Gary Werschmidt and Randy Kipp after due inquiry, with the actual knowledge after due inquiry of any of such persons being deemed to be known by the other such persons.

          "Material Adverse Effect" means with respect to Purchaser or the Company, any circumstance, change, event, transaction, loss, failure, effect or other occurrence that is materially adverse to the business, operations, prospects, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or results of operations of the Company or Purchaser, as the case may be, and in either case taken as a whole.

          "1997 Financial Statements" means a balance sheet and related statements of income, changes in shareholder's equity and cash flows of the Company as of and for the year ended December 31, 1997, together with the unqualified report thereon of the Purchaser's Accountants, delivered to Purchaser pursuant to Section 6.01(j).

          "Total Consideration" means the aggregate of (i) the Total Proceeds plus (ii) the aggregate amounts received by Sellers, whether from the proceeds of the sale of shares of Purchaser Common Stock or as cash, from the Earnout Payment or the Earnout Shortfall Payment net proceeds to Sellers from the sales of the Earnout Shares, if any, and the Additional Earnout Shares, if any, plus
(iii) the Shortfall Payments, if any, plus (iv) the Earnout Shortfall Payment minus (v) solely for purposes of Section 7.04(b) hereof, any amounts paid by Sellers pursuant to Section 7.04(a) hereof.

          "Transaction Documents" means the Custody Agreement, the Notes, the Pledge Agreements, the Letters of Credit, the Escrow Agreement and the 930 Wanamaker Lease.

                                   ARTICLE IX

                TERMINATION, AMENDMENT AND WAIVER; MISCELLANEOUS

          SECTION 9.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing: (i) by mutual written consent of the Sellers and the Purchaser; (ii) either by the Sellers or by the Purchaser if for any reason, without regard to fault of any party, the Closing has not occurred on or before February 28, 1999 or such later date as the parties may agree in writing; (iii) either by the Sellers or by the Purchaser if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other parties which would cause the conditions to closing to fail to be satisfied and which is incapable of being cured prior to February 28, 1999 or such later date as the parties may agree in writing, provided that a party terminating pursuant to this subsection (iii) shall refer to this subsection (iii) and describe the nature of the breach in its notice of termination; or (iv) by the Purchaser, pursuant to a Disclosure Amendment Termination.

          SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, such termination being the sole remedy; provided, however, that if, within twelve
(12) months after the date of termination of this Agreement by the Purchaser pursuant to Section 9.01(iii) hereof, either Seller(s) or the Company shall enter into a binding written agreement that culminates in a Transaction or enter into a Transaction, then nothing herein shall relieve either Seller from liability for any willful breach hereof prior to such termination. For purposes hereof, "Transaction" shall mean any merger, consolidation, business combination, sale of a substantial amount of assets other than in the ordinary course of business, sale of shares of capital stock, tender or exchange offer or similar transaction involving the Company or the shares of capital stock thereof owned by Sellers (other than a Transaction between the Company or a Seller and an Affiliate thereof that was such an Affiliate prior to such Transaction).

          SECTION 9.03. Expenses; Return of Documents. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Sellers or the Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by the person incurring such expense whether or not the Closing shall have occurred, except (i) that the Company shall pay 75% and the Purchaser shall pay 25% of the filing fees payable by Sellers in connection with any filings pursuant to the HSR Act and (ii) as otherwise expressly provided herein. In furtherance of the foregoing, the Sellers and not the Company shall pay the fees and expenses of their counsel with respect to the Acquisition, except (i) as provided in Section 2.01(b) hereof and (ii) that the Company shall pay the fees and expenses of the Sellers' Accountants related to the preparation of the Company Financial Statements and its tax returns. For the purpose of this
Section 9.03, Acquisition expenses begin to accrue upon execution of the first exclusivity agreement among the parties hereto. In the event of termination of this Agreement as provided in Section 9.01 hereof, each party, if so requested by the other party, will (i) return promptly every document (other than publicly available documents) furnished to it by the other party (or any subsidiary, division, Associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or a vice president stating to such effect. The parties shall continue to abide by the mutual confidentiality provisions of any other agreements entered into among them.

          SECTION 9.04. Amendment. This Agreement may be amended by the parties hereto (in the case of the Purchaser by action taken by or on behalf of its respective Board of Directors) at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 9.05. Waiver. At any time prior to the Closing, the Purchaser and the Sellers may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the others party's representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Unless otherwise provided therein, no such waiver referred to in clause (b) above shall effect any party's right to seek indemnification for a breach of such representation or warranty pursuant to
Article VII hereof.

          SECTION 9.06. Miscellaneous. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as

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

possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. This Agreement and the schedules and exhibits hereto and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Purchaser and the Sellers; provided, however, that the Purchaser may assign this Agreement and the Transaction Documents to an Affiliate of the Purchaser or to a successor to the business of Purchaser (whether by merger, consolidation, sale of assets or other business combination) without the consent of the Sellers, but no such assignment shall (i) relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations or (ii) change the consideration to be received by any Seller in the Acquisition; provided, further, however, that each Seller may, with the prior written consent of Purchaser, which shall not be unreasonably withheld, assign all rights, titles, and interests of such Seller under this Agreement and the Transaction Documents to trusts established for the members of the immediate family of such Seller, but no such assignment shall (i) relieve such Seller of his obligations hereunder which obligations shall be joint and several as between such Seller and such trust or (ii) change the consideration to be received by Purchaser in the Acquisition, it being understood, however, that Purchaser may condition its consent on the execution of amendments to this Agreement and to the Transaction Documents satisfactory to Purchaser. Except as set forth in Section 5.06 or Article VII hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of California applicable to contracts executed and fully performed within the State of California. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition (subject to the limitations of Article VII hereof) to any other remedy at law or equity. Until the seventh (7th) anniversary of the Closing, the Company shall maintain, and the Purchaser shall cause the Company to maintain, all books and records with respect to the period up to and including the Closing in an orderly and businesslike fashion and permit the Sellers to have reasonable access to such books, records and data in connection with the preparation of financial reports, tax returns, tax audits, the defense or prosecution of litigation, or any other reasonable need of the Sellers to consult such records and data in order to satisfy his obligations herein. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by personal delivery, when received if by mail, when mailed by certified or registered mail (postage prepaid and return receipt requested); or if by overnight courier or telecopier, when delivered to such courier or sent by telecopier (provided that the party giving the notice has confirmation of such delivery or sending), and in each case, addressed to the party to whom notice is to be given as set forth below:


     To the Company or the Sellers:

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

          If Prior to the Closing:      c/o The KippGroup
                                        930 Wanamaker
                                        Ontario, California 91771-8151
                                        Telephone: (909) 390-9080
                                        Telecopier: (909) 390-2495


          If after the Closing:

                                        David R. Kipp
                                        816 Pomello Drive
                                        Claremont, CA  91711

          and

                                        James P. Kipp
                                        22344 Boating Way
                                        Canyon Lake, CA  92857

          copy to:                      Stradling, Yocca, Carlson, & Rauth
                                        660 Newport Center Drive
                                        Newport Beach, California 92660-6441
                                        Attn.: Nick Yocca, Jr.
                                        Telephone: (949)725-4120
                                        Telecopier: (949)725-4100

          To the Purchaser:             Synetic, Inc.
                                        669 River Drive, Center
                                        Elmwood Park, New Jersey 07407-1361
                                        Attn.: Charles A. Mele, Esq.
                                        Telephone: (201) 703-3426
                                        Telecopier: (201) 703-3433

          copy to:                      Stroock & Stroock & Lavan LLP
                                        2029 Century Park East
                                        Suite 1800
                                        Los Angeles, California 90067-3086
                                        Attn.: Richard S. Forman, Esq.
                                        Telephone: (310) 556-5914
                                        Telecopier: (310) 556-5959

Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

          IN WITNESS WHEREOF, each of the Purchaser and the Sellers has caused this Agreement to be executed as of the date first written above by their respective officers (in the case of the Purchaser, and the Company) thereunto duly authorized.

                              SYNETIC, INC.

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

                              By: /s/ Victor L. Marrero
                                 --------------------------------------
                                 Name:  Victor L. Marrero
                                 Title:  Vice President - Corporate Development

                              SELLERS

                              /s/ David R. Kipp
                              -----------------------------------------
                              David R. Kipp

                              /s/ James P. Kipp
                              -----------------------------------------
                              James P. Kipp

                               CONSENT OF SPOUSE

          The undersigned is the wife of David R. Kipp, one of the Sellers in the foregoing Stock Purchase Agreement (the "Agreement" ) dated January 13, 1999 among Synetic, Inc. (the "Purchaser" ) and David R. Kipp and James P. Kipp (individually, a "Seller" and, together, the "Sellers"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

          I hereby acknowledge that I have carefully reviewed the Agreement and the related schedules and exhibits thereto. I have had an opportunity to consult with legal counsel and have discussed the contents of the Agreement and the related schedules and exhibits thereto with legal counsel. I understand fully the transactions described in the Agreement and the related schedules and exhibits thereto, and I hereby approve of and consent to all such transactions. I am aware that by the provisions of the Agreement, my husband agrees, among other things, to sell to Purchaser all of the outstanding shares (the "Company Shares") of capital stock of The KippGroup, a California corporation (the "Company"), including my community property interest therein, if any, and that my husband agrees, among other things, to certain matters related to the control and disposition of Shares of Purchaser Common Stock that he may receive pursuant to the Agreement. I hereby agree, on behalf of myself and all persons who may claim on my behalf, that upon any legal separation from or dissolution of my marriage to my present husband, or upon my husband's death, neither I nor anyone claiming on my behalf will seek to partition my or my husband's community property interest in the Company Shares or the Shares and that in any such event I shall be entitled only to the value of my interest in such Company Shares or Shares, if any, and that I shall have no claim or right to the Company Shares or Shares themselves.

          I hereby acknowledge that my execution and delivery of this Consent to Purchaser is a material inducement upon which Purchaser will rely in executing the Agreement and that Purchaser would not execute the Agreement without my execution and delivery of this Consent.

          EXECUTED this ____ day of January, 1999.

                              ______________________________
                              Carolyn Kipp

                               CONSENT OF SPOUSE

          The undersigned is the wife of James P. Kipp, one of the Sellers in the foregoing Stock Purchase Agreement (the "Agreement" ) dated January 13, 1999 among Synetic, Inc. (the "Purchaser" ) and James P. Kipp and David R. Kipp (individually, a "Seller" and, together, the "Sellers"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

          I hereby acknowledge that I have carefully reviewed the Agreement and the related schedules and exhibits thereto. I have had an opportunity to consult with legal counsel and have discussed the contents of the Agreement and the related schedules and exhibits thereto with legal counsel. I understand fully the transactions described in the Agreement and the related schedules and exhibits thereto, and I hereby approve of and consent to all such transactions. I am aware that by the provisions of the Agreement, my husband agrees, among other things, to sell to Purchaser all of the outstanding shares (the "Company Shares") of capital stock of The KippGroup, a California corporation (the "Company"), including my community property interest therein, if any, and that my husband agrees, among other things, to certain matters related to the control and disposition of Shares of Purchaser Common Stock that he may receive pursuant to the Agreement. I hereby agree, on behalf of myself and all persons who may claim on my behalf, that upon any legal separation from or dissolution of my marriage to my present husband, or upon my husband's death, neither I nor anyone claiming on my behalf will seek to partition my or my husband's community property interest in the Company Shares or the Shares and that in any such event I shall be entitled only to the value of my interest in such Company Shares or Shares, if any, and that I shall have no claim or right to the Company Shares or Shares themselves.

          I hereby acknowledge that my execution and delivery of this Consent to Purchaser is a material inducement upon which Purchaser will rely in executing the Agreement and that Purchaser would not execute the Agreement without my execution and delivery of this Consent.

          EXECUTED this ___ day of January, 1999.

                              ______________________________
                              Debra Kipp